EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”), is executed on December 26, 2022 (“Execution Date”) by and among the Persons identified as a “Member” on Schedule 1 attached hereto (each, a “Member” and collectively, “Seller”) and Camber Energy, Inc., a Nevada corporation, (“Purchaser”). Purchaser and Seller may each be referred to herein as a “Party”, and collectively as the “Parties”. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 11 hereof.

RECITALS:

A.

The Seller owns all of the issued and outstanding Membership Interests (collectively, the “Purchased Interests”) of the entities listed in Schedule 1 attached hereto (each an “Acquired Company” and together, the “Acquired Companies”).

B.

The Acquired Companies own interests in certain oil and gas properties and related equipment and other tangible personal property, including working interests in approximately one hundred sixty nine (169) proved producing oil wells (producing approx. two thousand (2,000) bopd (net)), one hundred seventy four (174) proved non-producing wells and twelve (12) proved undeveloped well locations.

C.

The wells produce hydrocarbons from known geological formations and reservoirs, and the Seller’s internal estimates of the remaining oil reserves based on recent NYMEX strip pricing, historical production rates, historical lease operating expenses and transportation differentials, indicate a total proved reserve value, on a PV10 basis, of approximately One Hundred Eighty Five Million Dollars and No/100 ($185,000,000.00) as at January 1, 2023.

D.

The Parties desire to enter into this Agreement pursuant to which the Seller has agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Seller, through the Buyer’s majority-owned subsidiary, Viking Energy Group, Inc. (“Viking”) or a subsidiary of Viking, all of the Purchased Interests and become the indirect owner of the Acquired Companies and their respective assets, upon the terms and subject to the conditions set forth herein.

E.	WHEREAS, the Parties have agreed to take certain actions in connection with the transactions described above upon the terms and subject to the conditions set forth herein; and

F.	WHEREAS, the Parties hereto desire to set forth the terms pursuant to which the transactions described above shall be consummated.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

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ARTICLE 1

 PURCHASE OF PURCHASED INTERESTS; PURCHASE PRICE

Section 1.1 Purchase of Purchased Interests.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Purchaser (free and clear of all Liens) and Purchaser agrees to purchase, acquire, accept and pay for all of the Purchased Interests. Seller hereby waives any and all restrictions on transfer with respect to the transfer of the Purchased Interests by Seller to Purchaser pursuant to this Agreement.

Section 1.2 Purchase Price.

The Purchase Price for the Purchased Interests (the “Purchase Price”) shall be Sixty Nine Million Dollars and No/100 ($69,000,000.00), subject to adjustment pursuant to Section 1.5(b) and Section 7.4. Buyer shall pay the Purchase Price, subject to any adjustments contemplated herein, as follows: (a) at the Seller’s election, up to no more than eighty percent (80%) of the Purchase Price by bank wire transfer of immediately available funds on the Closing Date to an account designated in writing by Seller; and (b) as to the balance of the Purchase Price, by issuance to the Seller of convertible preferred stock of Camber with the following terms and characteristics (the “Stock Consideration”):

a.	New class of Convertible Preferred Stock of Camber Energy, Inc.;

b.	Face value - $10,000 per share;

c.

Convertible into common stock of Camber’s at a fixed conversion price equal to the volume weighted average price of Camber’s common stock during the period commencing ten business days prior to the Closing Date and ending ten business days following the Closing Date;

d.	All conversions shall be subject to a 9.99% beneficial ownership limitation;

e.	Redeemable in whole or in part by Camber for cash at 110% of the face value;

f.	Dividend entitlement equal to 10% of the face value, payable in shares of common stock or cash, or combination of both, at Camber’s option; and

g.	Camber shall file a Resale Registration Statement with respect to the preferred shares within 60 days following the Closing Date.

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Section 1.3 Effective Time; Proration of Costs and Revenues.

(a) Possession of the Purchased Interests shall be transferred from Seller to Purchaser at the Closing, and the financial benefits and obligations of the Acquired Companies shall be transferred effective as of 12:01 A.M., Central Standard Time, on March 1, 2023 (“Effective Time”), as further set forth in this Agreement; provided, however, if (for any reason other than a material Breach of this Agreement by Seller) the Closing does not occur on or before the Closing Date, then the Effective Time shall be amended to be the first date of the calendar month in which the Closing Date occurs. For avoidance of doubt, if the Closing Date occurs anytime in April, 2023, then the Effective Time shall be 12:01 A.M., Central Standard Time on April 1, 2023.

(b) Except as accounted for in the adjustments to the Purchase Price made under Section 1.5(b) and Section 7.4, (i) Purchaser shall be entitled to all production from or attributable to the Properties on and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excluding the Adjusted Purchase Price and all other consideration due to Seller hereunder) earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred from and after the Effective Time, and (ii) Seller shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excluding adjustments and other amounts due to Purchaser hereunder) earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as implemented by Seller in the ordinary course of business consistent with past practice. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.3(b), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. The Parties shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.

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(c) As used herein, “Property Costs” means (i) all costs attributable to the ownership or operation of the Assets (including costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes), (ii) capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business, (iii) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, or if none, charged to the Assets on the same basis as charged on the date of this Agreement, and (iv) overhead costs charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument by unaffiliated third parties, or if none, charged to the Assets on the same basis as charged on the Execution Date. The costs, expenses and expenditures in (i) through (iv) shall be in accordance with the limitations in Section 5.4. “Property Costs” shall exclude liabilities, losses, costs, and expenses attributable to (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law (including private rights or causes of action under any Law), (ii) curing or attempting to cure or remedy any Title Defect and other title claims (including claims that the Leases have terminated), (iii) obligations to plug wells, dismantle facilities, close pits and restore the surface or seabed around such wells, facilities and pits, (iv) obligations to cure, address or remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (v) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (vi) gas balancing obligations and similar obligations arising from Imbalances, (vii) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, (viii) amounts that would be subject to indemnification by the Seller in Section 9.1(c), (ix) the costs of obtaining Consents and waivers of Preferential Purchase Rights, and (x) losses arising from Casualty Assets. For the purposes of calculating the adjustments to the Purchase Price under Section 1.5(b) and Section 7.4, ad valorem, property and similar Taxes, right-of-way fees, insurance premiums, Property Costs (excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties), production, severance and similar Taxes shall be apportioned in accordance with Section 5.6(d).

Section 1.4 Closing Statement and Closing Payment.

(a) At least two (2) calendar days before the Closing, Seller shall prepare and deliver to Purchaser a statement (the “Closing Statement”) setting forth, together with reasonable supporting documentation, its good faith estimate of the amount of Cash Consideration and the amount of the Stock Consideration to be delivered at Closing, each as adjusted pursuant toSection 1.5(b) (the “Closing Payment”).

(b) The Closing Statement shall be prepared in accordance with GAAP and COPAS.

Section 1.5 Operational Purchase Price Adjustment.

(a) The Purchase Price for the Purchased Interests shall be adjusted as follows for purposes of calculating the Closing Payment and the Adjusted Purchase Price, with all such amounts being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(i) Reduced by the aggregate amount of the following proceeds received and retained by Seller: proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) produced from the Properties after the Effective Time;

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(ii) Reduced by the amount of all Property Costs that are attributable to the ownership and operation of the Assets, that are paid by Purchaser on behalf of the Acquired Companies, and incurred prior to the Effective Time.

(iii) Reduced in accordance with Section 2.5, by an amount equal to the Allocated Value of those Properties with respect to which Preferential Purchase Rights have been exercised or Consents withheld prior to Closing;

(iv) Reduced by the Allocated Values of any Properties excluded by Seller pursuant to Section 2.6;

(v) Increased by the amount equal to the value of all of the Acquired Companies’ inventories of Hydrocarbons produced from or attributable to the Properties that are in storage above the load line or pipeline connection, as applicable, as of the Effective Time (which value shall be computed using the applicable contract price at the Effective Time), less any applicable severance Taxes, royalties and similar burdens; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons; and

(vi) Increased by the aggregate amount of the following proceeds received and retained by Purchaser after the Closing Date: proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) produced from the Properties prior to the Effective Time;

(vii) Increased by the amount of all Property Costs that are attributable to the ownership and operation of the Assets, that are paid by the Seller on behalf of the Acquired Companies, and incurred on or after the Effective Time.

(b) At the Closing, the Cash Consideration and the amount of the Stock Consideration shall be adjusted by the Sellers’ good faith estimate of the net effect of all reductions and increases pursuant to (a)(i)Section 1.5(a) (such net effect, the “Closing Operational Adjustment”) as follows:

(i) if the Closing Operational Adjustment results in a net increase to the Purchase Price, then the amount of the Stock Consideration delivered by Purchaser at Closing shall be increased by the Closing Operational Adjustment, plus an amount representing interest as if the Closing Operational Adjustment accrued interest between the Closing Date and Effective Time at the Agreed Interest Rate;

(ii) if the Closing Operational Adjustment results in a net decrease to the Purchase Price, then the Cash Consideration to be delivered by Purchaser at Closing shall be decreased by the Closing Operational Adjustment, together with an amount representing interest as if the Closing Operational Adjustment accrued interest between the Closing Date and Effective Time at the Agreed Interest Rate; and

(iii) if the Closing Operational Adjustment has no effect on the Purchase Price, then no additional amount shall be due to any Party at Closing with respect to this Section 1.5(b).

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Section 1.6 Adjustments for Tax Purposes. Any payments or adjustments made pursuant to Section 1.5(b) and Section 7.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.7 Allocation of Purchase Price. Purchaser has submitted to Seller an allocation of the unadjusted Purchase Price among each of the assets of the Acquired Companies which is set forth on Schedule 1.7, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Purchaser and Seller make no representation or warranty as to the accuracy of such values. The “Allocated Value” for any Well equals the portion of the unadjusted Purchase Price allocated to such Well on Schedule1.7. Any adjustments to the Purchase Price shall be applied to the amounts set forth in Schedule1.7 for the particular affected Wells to the extent possible, and if not, shall be applied on a pro rata basis in proportion to the amounts set forth on Schedule 1.7 for all Wells. Seller accepts such Allocated Value for purposes of this Agreement and the transactions contemplated hereby. Seller and Purchaser agree (i) that the Allocated Values, as adjusted pursuant to this paragraph, shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values (as adjusted pursuant to this paragraph) in notices to government authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement without the consent of the other Party.

ARTICLE 2

TITLE MATTERS

Section 2.1 Acquired Companies’ Title.

(a) This Article 2 shall to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchaser with respect to Title Defects.

Section 2.2 Certain Definitions.

(a) As used in this Agreement, the term “Defensible Title” means that title of an Acquired Company that, as of the Effective Time:

(i) Entitles the Acquired Company to receive a share of the Hydrocarbons produced, saved and marketed from any Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the “net revenue interest” share shown in Exhibit A-1 for such Well, except for decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters or changes in interest expressly stated in Exhibit A-1, in each case, after the Effective Time, decreases in connection with those operations permitted under Section 5.4 in which the Acquired Company may after the Effective Time be a non-consenting party, decreases resulting from the election to ratify or the establishment or amendment of pools or units on or after the Effective Time, and decreases required to allow other working interest owners to make up Imbalances set forth on Schedule 3.20;

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(ii) Obligates the Acquired Company to bear not greater than the “working interest” share shown in Exhibit A-1 of the costs and expenses for the maintenance and development of, and operations relating to, any Well (a “Working Interest”), except increases resulting from matters expressly stated in Exhibit A-1 after the Effective Time, increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements after the Effective Time and increases that are accompanied by at least a proportionate increase in the Acquired Company’s Net Revenue Interest; and

(iii) Is free and clear of Liens, encumbrances and other defects on title that affect or encumber a Property; in each case excluding, subject to and determined without regard to matters constituting Permitted Encumbrances.

(b) As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of an Acquired Company in any Well above that shown on Exhibit A-1, without causing a greater than proportionate increase in the Acquired Company’s Working Interest above that shown in Exhibit A-1;

(c) As used in this Agreement, the term “Title Defect” shall mean any Lien, encumbrance, obligation or defect that causes an Acquired Company to not have Defensible Title to an Asset; provided that “Title Defect” shall exclude the following: (1) defects or irregularities arising out of lack of corporate authorization, unless (i) such lack of corporate authorization has resulted in Damages or a Proceeding or (ii) the Purchaser provides affirmative evidence that such corporate action was not authorized and may result in another person’s superior claim of title to the relevant Asset; (2) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation or statutes for prescription; (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents executed before 1979; (4) to the extent not yet triggered, conventional rights of reassignment activated by an intent to abandon or release a lease and requiring notice to the holders of such rights; (5) defects or irregularities due to any failure to reflect in the adjacent county or parish records an Acquired Company’s chain of title to any of the Leases that comprise federal offshore leases; (6) the absence of record title with respect to certain Leases when an Acquired Company’s net revenue interest and working interest in Wells associated with such Leases, as set forth on Exhibit A-1, is based upon enforceable contractual rights; (7) the absence of title, of record, in an Acquired Company to any rights-of-way currently owned, of record, in the name of the operator of any such rights-of-way; (8) Liens, encumbrances, obligations or defects caused by a failure to obtain any Consent or arising from any Preferential Purchase Rights; (9) any Lien, encumbrance, obligation, defect or irregularity shown on Schedule 2.2(c), (10) such other immaterial defects or irregularities in title as would normally be waived by prudent Persons engaged in the oil and gas business when purchasing producing properties similar in nature to the Properties, and that do not materially impair the use, operation or value of any portion of the Properties and that do not reduce an Acquired Company’s Net Revenue Interest from that shown in Exhibit A-1 or increase an Acquired Company’s Working Interest above the amount shown in Exhibit A-1; and (11) defects based upon a gap in an Acquired Company’s chain of title to a Property, unless such gap is affirmatively shown to exist after a review of the available public and/or county or parish records or the Records or by an abstract of title, title opinion, or landman’s title chain (which documents shall be included in any Title Defect Notice).

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Section 2.3 Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests, and other burdens to the extent that they do not, individually or in the aggregate reduce an Acquired Company’s Net Revenue Interest below that shown in Exhibit A-1 or increase an Acquired Company’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(b) The terms and provisions of all Leases (including assignments and conveyances in the chain of title to the Leases), Contracts, Surface Contracts, unit agreements, pooling orders or agreements, pre-pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate: (i) reduce an Acquired Company’s Net Revenue Interest below that shown in Exhibit A-1 or increase an Acquired Company’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest, or (ii) materially interfere with the ownership, development and/or operation of the Assets;

(c) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule2.3(c) and for which adequate reserves are maintained as Current Liabilities as of the Closing Date in accordance with GAAP;

(d) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule2.3(d) and for which adequate reserves are maintained as Current Liabilities as of the Closing Date in accordance with GAAP;

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(e) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate: (i) reduce an Acquired Company’s Net Revenue Interest below that shown in Exhibit A-1 or increase an Acquired Company’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest, or (ii) materially interfere with the ownership, development and/or operation of the Assets;

(f) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(g) Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Seller at or prior to Closing or which is discharged by Seller (in each case at no cost to the Acquired Companies) at or prior to Closing;

(h) Liens, obligations, defects, irregularities, or other encumbrances affecting the Assets, which obligations are not yet due and pursuant to which the Acquired Company is not in default, that would be waived by an ordinary prudent operator or company experienced in the acquisition or divestiture of producing properties and which individually and in the aggregate do not (i) reduce an Acquired Company’s Net Revenue Interest below that shown in Exhibit A-1, or increase an Acquired Company’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest, or (ii) materially interfere with the ownership, development and/or operation of the Assets;

(i) Liens on the Assets securing the New Loan and the Stock Consideration; and

(j) Consents and Preferential Purchase Rights, to the extent listed on Schedule 3.32.

Section 2.4 Notice of Title Defects; Defect Adjustments.

(a) To assert a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before 5:00 p.m. Central Standard Time on the day that is thirty (30) calendar days following the Closing Date (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect(s), (ii) the Well(s) affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents (if available) reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) Purchaser’s reasonable estimate of the Title Defect Amount and the computations and information upon which Purchaser’s estimate is based. Purchaser shall be deemed to have waived for all purposes under this Article 2 all Title Defects that were not included in a Title Defect Notice delivered to Seller on or before the Title Claim Date. The failure of a Title Defect Notice to contain item no. 2.4(a)(iv) shall not render such notice void and ineffective if it materially complies with the provisions hereof.

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(b) Seller shall have the right, but not the obligation, to deliver to Purchaser with respect to each Title Benefit a written notice (a “Title Benefit Notice”) asserting such Title Benefit on or before the Title Claim Date. Each Title Benefit Notice shall include (i) a description of the Title Benefit(s), (ii) the Well(s) affected by the Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Values of the Title Benefit Property, (iv) supporting documents (if available) reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit(s), and (v) Seller’s estimate of the Title Benefit Value, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived for all purposes hereunder all Title Benefits that were not included in a Title Benefit Notice delivered to Purchaser on or before the Title Claim Date. The failure of a Title Benefit Notice to contain item no. 2.4(b)(iv) shall not render such notice void and ineffective if it materially complies with the provisions hereof.

(c) Remedies for Title Defects.

In the event that (i) any Title Defect asserted by Purchaser in accordance with Section2.4(a) is not waived by Purchaser, then Seller shall, in its sole discretion, elect to:

(i) reduce the Purchase Price by the Title Defect Amount pursuant to Section2.4(g) and Section 7.4; or

(ii) cause the Acquired Company to transfer to Seller, or its designee, the Property that is associated with such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Title Defect Amount pursuant to Section 2.4(e)(iii) and Section 7.4.

(d) Remedies for Title Benefits.

In the event that any Title Benefit asserted by Seller in accordance with Section 2.4(b) is not waived by Seller, then:

(i) to the extent Purchaser and Seller agree on the Title Benefit Amount as calculated pursuant to Section 2.4(f), the Purchase Price shall be increased by such amount pursuant to Section 7.4; and

(ii) to the extent there is no agreement under Section 2.4(d)(i), the Title Benefit Property or the Title Benefit Amount, as applicable, shall be submitted to arbitration in accordance with Section2.4(g).

(e) The “Title Defect Amount” resulting from a Title Defect shall be determined as follows:

(i) The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the Allocated Value (as set forth on Schedule 1.7) of the Title Defect Property, the portion of the Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that: (A) if such Title Defect is the result of Seller’s Net Revenue Interest in an Asset being less than the Net Revenue Interest set forth on Exhibit A-1, and there is a corresponding reduction in the Working Interest, then the Purchaser and Seller agree that the Title Defect Amount attributable thereto shall be an amount equal to the Allocated Value for the relevant Title Defect Property multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect; and (B) if such Title Defect is the result of a Lien and the amount to discharge such Lien is liquidated, then Seller and the Purchaser agree that the Title Defect Amount attributable thereto shall be the amount required to fully discharge such Lien;

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(ii) If the Title Defect results from any matter not described in Section 2.4(e)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property);

(iii) If a Property that is associated with such Title Defect is transferred to Seller, or its designee, in accordance with Section 2.4(c)(ii), then the Title Defect Amount shall be an amount equal to the Allocated Value of the Property so transferred; and

(iv) notwithstanding anything to the contrary in this Article 2, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(f) The “Title Benefit Amount” resulting from a Title Benefit shall be: if such Title Benefit is the result of Seller’s Net Revenue Interest in an Asset being more than the Net Revenue Interest set forth on Exhibit A-1, and there is a corresponding increase in the Working Interest, then the Purchaser and Seller agree that the Title Benefit Amount attributable thereto shall be an amount equal to the Allocated Value for the relevant Title Benefit Property multiplied by the percentage increase in such Net Revenue Interest as a result of such Title Benefit; provided, however, that if the Title Benefit does not affect the applicable Title Benefit Property throughout its entire life, the Title Benefit Amount shall be reduced to take into account the applicable time period only.

(g) With respect to Title Defect Notices and Title Benefit Notices provided and received on or before the Title Claim Date, such notices, and the Title Defect Amount and the Title Benefit Amount shall become final unless an objection notice (the “Objection Notice”) is provided by the objecting party to the other party within fifteen (15) calendar days of receipt of the Title Defect Notice or Title Benefit Notice, as applicable, setting forth the objecting party’s objection in reasonable detail and indicating each disputed item or amount and the basis for the disagreements therewith. If an Objection Notice is provided within such fifteen (15) calendar day period, Seller and Purchaser shall negotiate in good faith on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts for a fifteen (15) calendar day resolution period. To the extent the Seller and Purchaser are unable to agree on a Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts during such fifteen (15) day resolution period, the items shall be exclusively and finally resolved by arbitration pursuant to this Section 2.4(g). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles in the area where the dispute has arisen as selected by mutual agreement of Purchaser and Seller within thirty (30) days after the Title Claim Date (or such other time as mutually agreed). Absent such agreement on the selection of the arbitrator, the arbitrator shall be selected by the office of the American Arbitration Association in Houston, Texas (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections2.4(a), 2.4(b), 2.4(c), 2.4(d), 2.4(e), 2.4(f) and 2.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case, and shall bear one-half of the costs and expenses of the Title Arbitrator.

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(h) Notwithstanding anything herein to the contrary, (y) in no event shall there be any adjustments to the Purchase Price for any individual Title Defect or series of related Title Defects for which the Title Defect Amount does not exceed Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) (the “Individual Defect Threshold”); and (z) in no event shall there be any adjustments to the Purchase Price for Title Defects unless the sum of (i) the aggregate amount of all Title Defect Amounts for Title Defects covered by Section 2.4(c)(i) that exceed the Individual Defect Threshold (minus the amount of any Title Benefit Amounts) exceeds a deductible in an amount equal to twenty percent (20%) of the Purchase Price (the “Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under this Article 2 with respect to all Title Defects in excess of the Defect Deductible, subject to the Individual Defect Threshold.

Section 2.5 Consents to Assignment; Preferential Rights to Purchase.

Seller shall use commercially reasonable efforts to promptly prepare and send, within a reasonable period of time prior to the Closing Date (i) notices to the third party holders (excluding Governmental Bodies, which are addressed elsewhere in this Agreement) of any rights to Consent requesting consent or approval for the transactions contemplated by this Agreement, and (ii) notices to the holders of any Preferential Purchase Rights to purchase any Asset requesting waivers of such Preferential Purchase Rights, in each case that would be triggered by the purchase of the Purchased Interests contemplated by this Agreement, and of which Seller has knowledge. The consideration payable for any particular Assets for purposes of Preferential Purchase Rights notices shall be the Allocated Value for such Assets (proportionately reduced if an Asset is only partially affected). Seller shall use commercially reasonable efforts to cause such applicable Consents and waivers of Preferential Purchase Rights (or the exercise thereof) to be obtained and delivered prior to Closing. Purchaser shall cooperate with Seller in seeking to obtain such Consents and waivers of Preferential Purchase Rights. If any Preferential Purchase Right to purchase any Property that would be triggered by the purchase contemplated by this Agreement is exercised prior to Closing, such Property transferred to the exercising third Person as a result of the exercise of such preferential right shall reduce the Purchase Price under Section 1.5(a)(iii) and Section 7.4 by the Allocated Value for such Property (proportionately reduced if the Preferential Purchase Right affects only a portion of such Property). Seller shall retain the consideration paid by the third Person pursuant to the exercise of such Preferential Purchase Right; provided, however, the adjustment made under this Section 2.5 for such Property may not be used in meeting the Defect Deductible.

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Section 2.6 Casualty or Condemnation Loss.

If, after the Execution Date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (such portion of Assets, the “Casualty Assets”), and the loss as a result of such individual casualty or taking exceeds thirty percent (30%) of the Purchase Price, Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Casualty Assets to be repaired or restored prior to Closing to at least its condition prior to the applicable casualty, at Seller’s sole cost (without an adjustment to the Purchase Price), as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) unless such casualty or taking is waived by Purchaser, to have the Acquired Company transfer to Seller without warranty the Casualty Assets from the Assets and reduce the Purchase Price by the Allocated Value of the Casualty Assets, or (iii) to include the Casualty Assets in the Assets (unless excluded pursuant to the other provisions of this Agreement) and assign to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest in and to all rights of insurance and other claims against third Persons that arise from or by their terms cover the applicable casualty or taking. If Seller makes an election under (i) or (ii) of the preceding sentence, Seller shall retain all of the aforementioned rights to insurance and other claims against third Persons with respect to the applicable casualty or taking except to the extent the Parties otherwise agree in writing. This Section 2.6 shall not apply to normal wear and tear, gradual structural deterioration of materials, equipment or infrastructure, or any change in condition of the Assets from normal production decline (including the watering out of any Well, collapsed casing or sand infiltration).

Section 2.7 Limitations on Applicability.

The rights of Purchaser under Section 2.4(a) and of Seller under Section 2.4(b) shall terminate as of the Title Claim Date and be of no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 2.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit properly reported in a Title Benefit Notice on or before the Title Claim Date. Except as provided in this Article 2, Purchaser releases, remises and forever discharges the Seller Indemnitees from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Purchaser might now or subsequently may have, based on, relating to or arising out of, any Title Defect, and Seller releases, remises and forever discharges the Purchaser Indemnitees from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Seller might now or subsequently may have, based on, relating to or arising out of, any Title Benefit.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

The Members hereby jointly and severally represent and warrant to the Purchaser, as of the Execution Date, as follows:

Section 3.1 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 7.2(B), AND EXCEPT IN THE EVENT OF FRAUD, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, (II) THE PURCHASER HAS NOT RELIED UPON, AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES), AND (III) SELLER EXPRESSLY DISCLAIMS, AND THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (A) TITLE TO ANY OF THE PURCHASED INTERESTS OR THE ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (D) ANY ESTIMATES OF THE VALUE OF THE PURCHASED INTERESTS, THE ACQUIRED COMPANIES, OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED INTERESTS, THE ACQUIRED COMPANIES, OR THE ASSETS, (E) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (F) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (G) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (H) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, OR (I) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, MEMBERSHIP INTEREST OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATE OF SELLER DELIVERED PURSUANT TO SECTION 7.2(B), AND EXCEPT IN THE EVENT OF FRAUD, THE PURCHASER SHALL BE DEEMED TO BE OBTAINING THE PURCHASED INTERESTS, THE ACQUIRED COMPANIES, AND THE ASSETS, INCLUDING THE EQUIPMENT, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT THE COMPANY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER DEEMS APPROPRIATE.

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(b) Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of the persons set forth on Exhibit C. “Actual knowledge” or “knowledge” for purposes of this Agreement (whether used in reference to the Purchaser or Seller or any other Person) means information actually personally known.

(c) Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed relate (but only if the applicability of such disclosure to such other representation or warranty is readily apparent, based solely on the description in such disclosure).

Section 3.2 Seller Representations.

(a) Organization and Qualification. Each Member is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, each of which is set forth on Schedule 3.2(a). Seller has the partnership power and authority to enter into and carry out the terms of this Agreement.

(b) Authorization, Power and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller, including its partners, managers and constituent members. Seller has full capacity and requisite partnership power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing, such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity.

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(c) No Conflicts. Except as set forth on Schedule 3.2(c), the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (i) violate any provision of the Organizational Documents of Seller, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any Lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument or any other agreement (including Material Contracts) to which Seller is a party and which affects the Acquired Companies or Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (iv) violate any material Laws applicable to Seller or any of the Assets or Acquired Companies.

(d) Capitalization of Seller. Schedule 3.2(d) sets forth a complete and accurate list of each of the record and beneficial holders of Membership Interests in Seller. Except as set forth on Schedule 3.2(d): (i) there are no outstanding or authorized subscriptions, options, convertible securities, warrants, calls, rights, agreements, understandings or commitments of any kind relating to any Membership Interests in Seller or obligating Seller to issue or sell any Membership Interests or any other interest, or to purchase or otherwise acquire any Membership Interest, security of, or equity interest in, Seller, (ii) there are no voting agreements, voting trusts or other agreements or understandings to which Seller or any holders of Membership Interests in Seller is a party or by which it is bound relating to the voting of any Membership Interests in Seller, and (iii) there are no profit participation or similar rights with respect to the Seller.

(e) Title to Acquired Purchased Interests. Seller has good, valid and marketable title to, and sole beneficial ownership of, all of the Purchased Interests, free and clear of all Liens and encumbrances, except those disclosed on Schedule 3.2(e). Upon the Closing, pursuant to the terms and conditions of this Agreement, the Purchaser will acquire all of the Purchased Interests free and clear of any Liens and encumbrances (other than restrictions imposed by federal or state securities laws), except those arising in connection with the Stock Consideration.

(f) Liability for Brokers’ Fees. Except as set forth on Schedule 3.2(f), neither Seller nor any Affiliate of Seller (including the Acquired Companies) has incurred any obligation or entered into any agreement for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby for which the Purchaser, any of its Affiliates or any Acquired Company has (or will have) any liability.

(g) Litigation. Except as disclosed on Schedule 3.2(g), there are no actions or pending Proceedings by or against Seller by or before any Governmental Body (including expropriation or forfeiture proceedings) or arbitrator, and to Seller’s knowledge, no such Proceedings have been threatened by or against Seller or any of the Assets or Acquired Companies, including Proceedings that could impair the ability of Seller to consummate the transactions contemplated in this Agreement.

(h) Consents and Approvals. Except as disclosed on Schedule 3.2(h), and except for approvals by Governmental Bodies customarily obtained after the Closing, no authorization, notice, consent, waiver, approval, exemption, franchise, notification, permit, or license of, or filing within, any Governmental Body or any other Person is required to authorize, or is otherwise required by a Governmental Body or any other Person in connection with, the valid execution and delivery by Seller of this Agreement, the transfer of the Purchased Interests to the Purchaser, or the performance by Seller of its other obligations hereunder.

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(i) Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate that controls Seller or any entity controlled by Seller.

Section 3.3 Organization and Authority of the Acquired Companies.

(a) Organization and Qualification. Each of the Acquired Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation as set forth on Schedule 3.3(a). True, correct and complete copies of the Organizational Documents of each of the Acquired Companies, in effect as of the date of this Agreement, have been furnished by Seller to the Purchaser. Except as set forth on Schedule 3.3(a), there are no subsidiaries of the Acquired Companies and the Acquired Companies do not own Membership Interests, any other type of equity interest or debt interests in any other Person. The Acquired Companies have the limited liability company power and authority to own and operate the Assets and to carry on their business, as now conducted.

(b) Authorization and Enforceability. Each of the Acquired Companies has full capacity, requisite power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of each of the Acquired Companies, its managers and its members.

(c) No Conflicts. Except as set forth on Schedule 3.3(c), the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (i) violate any provision of the Organizational Documents of any of the Acquired Companies, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any Lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument or other agreement (including Material Contracts) to which an Acquired Company is a party and which affects the Assets or such Acquired Company, (iii) violate any judgment, order, ruling, or decree applicable to any of the Acquired Companies as a party in interest or (iv) violate any material Laws applicable to any of the Acquired Companies or any of the Assets.

Section 3.4 Capitalization of the Acquired Companies. Schedule 3.4 sets forth a complete and accurate list of each of the record and beneficial holders of Membership Interests in the Acquired Companies. The Purchased Interests constitute one hundred percent (100%) of the total issued and outstanding Membership Interests in the Acquired Companies. The Purchased Interests have been duly authorized and are validly issued, fully paid and nonassessable and were issued free of any preemptive rights. Except as set forth on Schedule 3.4: (a) there are no outstanding or authorized subscriptions, options, convertible securities, warrants, calls, rights, agreements, understandings or commitments of any kind relating to any Membership Interests in the Acquired Companies or obligating Seller or any of the Acquired Companies to issue or sell any membership interests (including the Purchased Interests) or any other interest, or to purchase or otherwise acquire any Membership Interest, security of, or equity interest in, any of the Acquired Companies, (b) there are no voting agreements, voting trusts or other agreements or understandings to which any of the Acquired Companies is a party or by which it is bound relating to the voting of any Membership Interests in the respective Acquired Company, and (c) there are no profit participation or similar rights with respect to the Acquired Companies.

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Section 3.5 Compliance with Laws. Except as disclosed on Schedule 3.5, and excluding Environmental Laws which are addressed in Section 3.12:

(a) The Acquired Companies and the Assets are in material compliance with all applicable Laws, except any matters which would not have a Material Adverse Effect.

(b) No Acquired Company has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential material violation of, or material failure to comply with, any applicable Law or any Governmental Authorization, or any actual, alleged, possible, or potential material obligation on the part of the Acquired Companies to undertake, or to bear all or any portion of the material cost of, any remedial action of any nature, except any matters which would not have a Material Adverse Effect.

(c) The material Governmental Authorizations that are required to own and operate the Assets have been obtained, are in full force and effect and, to the Seller’s knowledge, no event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Government Authorization, permit or license, or the imposition of any restrictions as may limit the operations or use of the Assets.

(d) To Seller’s knowledge, each third party operator of the Assets has been and currently is operating the Assets in material compliance with the provisions and requirements of all applicable Laws of all Governmental Bodies having jurisdiction with respect to the Assets or the operations, development, maintenance and use thereof.

(e) For the avoidance of doubt, this Section 3.5 does not include matters with respect to applicable Environmental Laws, which are addressed in Section 3.12

Section 3.6 Financial Statements.

(a) Attached hereto as Schedule 3.6(a) is a true and correct copy of the Financial Statements. The Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present, in all material respects, the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flows of the Acquired Companies as at the respective dates of and for the periods referred to in the Financial Statements, (iii) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements, and (iv) have been prepared from and are in accordance with the accounting records of the Acquired Companies.

(b) Except as set forth in the Interim Balance Sheet or otherwise disclosed on Schedule 3.6(b), none of the Acquired Companies has any liabilities that were not so reflected, reserved against or described, other than (i) liabilities incurred in the ordinary course of business after the Interim Balance Sheet Date, which are not, individually or in the aggregate, material in amount, and (ii) liabilities incurred in connection with the transactions contemplated hereby that are included within the definition of Transaction Costs.

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(c) Except as disclosed on Schedule 3.6(c), since the Interim Balance Sheet Date to the date of this Agreement, (i) neither Seller nor any Acquired Company has taken any action or failed to take any action that would have been in violation of Section 5.4 had such action or failure to take such action occurred after the date of this Agreement and (ii) no event, fact or circumstance occurred that would constitute a Material Adverse Effect.

(d) The Hydrocarbon production volumes of the Assets for the year ended December 31, 2021 and the 10 months ended October 31, 2022, and attached hereto as Schedule 3.6(d) are true and correct in all material respects (limited to the Seller’s knowledge when the Seller is not the operator).

Section 3.7 Material Contracts. Schedule 3.7 contains a complete list of the Material Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies or the Assets are bound, including all amendments and modifications thereto. Seller has made available to Purchaser a true and correct copy of all such Material Contracts, including all amendments and modifications thereof. With respect to the Material Contracts: (i) all Material Contracts are enforceable against the applicable Acquired Company, and, to Seller’s knowledge, the other parties thereto, and are in effect and have not expired or been terminated; (ii) none of the Acquired Companies is in material breach or material default, and to Seller’s knowledge, there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by such Acquired Company, with respect to the terms of any Material Contract; (iii) to Seller’s knowledge, no other party is in material breach or material default with respect to the terms of any Material Contract and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by such other party, with respect to the terms of any Material Contract; and (iv) none of the Acquired Companies or, to the knowledge of Seller, any other party to any Material Contract has given written notice of any breach or default or any action to terminate, cancel, rescind, or procure a judicial reformation of any Material Contract or any provision thereof.

(a)

Section 3.8 Litigation. Except as disclosed on Schedule 3.10, there are no pending Proceedings by or against any of the Acquired Companies or any of the Assets by or before any Governmental Body (including expropriation or forfeiture proceedings) or arbitrator, and to Seller’s knowledge, no such Proceeding has been threatened against any of the Acquired Companies or any of the Assets, including Proceedings that could impair the ability of Seller to consummate the transactions contemplated in this Agreement.

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Section 3.9 Taxes and Assessments.

(a) All reports, returns, claims for refund, statements (including estimated reports, returns or statements) relating to Taxes and other similar filings, including any schedule or attachment thereto, and including any amendment thereof (the “Tax Returns”) required to be filed on or before the Closing Date by or with respect to each Acquired Company have been or will be timely and properly filed by or with respect to the Acquired Companies with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; such Tax Returns are true, correct and complete in all material respects, and all Taxes that are required to have been paid by or with respect to the Acquired Companies, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Governmental Body; and all Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies or their employees have been satisfied in full in all respects.

(b) There are not currently in effect any extensions of time with respect to the due date for the filing of any Tax Return of or with respect to the Acquired Companies or an agreement for any extension of time or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to the Acquired Companies.

(c) There is no written claim against the any of the Acquired Companies for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the knowledge of the Seller, threatened with respect to any Taxes or Tax Returns of or with respect to the Acquired Companies. There are no Tax audits or administrative Proceedings or lawsuits involving Tax matters against the Acquired Companies or the Seller by any taxing authority. No claim has ever been made in writing by a taxing authority in a jurisdiction in which any of the Acquired Companies do not file Tax Returns that any of the Acquired Companies are or may be required to file a Tax Return in that jurisdiction.

(d) There are no Liens (other than Liens for current period Taxes that are not yet due and payable) on any of the assets of the Acquired Companies that are attributable to any Tax liability or payment obligation.

(e) Except as set forth on Schedule 3.11, none of the Assets are held by or are subject to any contractual arrangement between Seller, on the one hand, and any other Person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal tax purposes.

(f) None of the Acquired Companies are a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with any Person. None of the Acquired Companies have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6. In the past four years, none of the Acquired Companies have been a member of an affiliated, consolidated, combined or unitary group filing for federal or state Income Tax purposes. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any of the Acquired Companies.

(g) Each of the Acquired Companies is disregarded for U.S. federal, state and local Income Tax purposes since their respective inceptions and no election has ever been made under Treasury Regulation Section 301.7701-3 to treat any such entity as any type of entity other than a disregarded entity for U.S. federal, state and local Income Tax purposes.

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(h) There is no material property or obligation of the Acquired Companies, including un-cashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(i) All of the Assets have been properly listed and described on the property tax rolls for the Tax units in which the Assets are located and no portion of the Assets constitutes omitted property for property tax purposes.

Section 3.10 Outstanding Capital Commitments. As of the date of this Agreement, there is no individual outstanding authority for expenditure that is binding on the Acquired Companies or Assets, the value of which Seller reasonably anticipates exceeds One Hundred Thousand Dollars and No/100 ($100,000.00) chargeable to the Acquired Companies’ interests participating in the operation covered by such authority, other than those disclosed on Schedule 3.12 hereto.

Section 3.11 Insurance. Each of the Acquired Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers in such amounts and covering such risks as set forth in Schedule 3.13. Each of the Acquired Companies, as applicable, have paid all premiums due and payable under, and are otherwise in compliance with, the terms of all such insurance policies or self-insurance programs. Except as disclosed on Schedule 3.13, (i) there are no outstanding claims under any such policies or binders; and (ii) no written notice of cancellation or non-renewal of any such policy or binder has been received or, to the knowledge of Seller, is forthcoming.

Section 3.12 Environmental Matters.

(a) Except as set forth on Schedule 3.14(a), neither Seller nor any of its Affiliates has received written notice from any Person of any actual, threatened or alleged release, disposal, event, condition, circumstance, activity, practice or incident that (i) interferes with or prevents material compliance by Seller or any its Affiliates with any Environmental Laws or the terms of any license or permit issued pursuant thereto or any Contract or (ii) gives rise to or results in, or that would reasonably be expected to give rise to or result in, any material liability (by applicable Law or otherwise) of Seller or any of its Affiliates to any Person.

(b) All material reports, studies, written notices from Governmental Bodies, tests, analyses and other documents (i) addressing environmental matters related to the Acquired Companies or the Assets and (ii) in Seller’s or any of its Affiliate’s possession or control have been made available to Purchaser.

(c) To Seller’s knowledge, (i) each Acquired Company and any third party operator of the Assets, (A) has been and currently is, in material compliance with the provisions and requirements of all Environmental Laws, and (B) has obtained and is maintaining (including the filing of timely renewal applications) all material Governmental Authorizations that are presently necessary or required under Environmental Laws for the operation of its business as currently conducted, including the ownership, lease and operation of the Assets, and (ii) each Acquired Company and any other operator of the Assets, is not in material default with respect to or breach of any such Governmental Authorization.

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(d) Except as set forth on Schedule 3.14(d), no Proceeding by or against any Person or by or before any Governmental Body or arbitrator is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates or relating to any Assets with respect to any Environmental Laws or any actual, threatened or alleged release, disposal, event, condition, circumstance, activity, practice or incident concerning any of the Assets.

(e) To Seller’s knowledge, except as would not result in any material Environmental Liability, there has been no release into the environment of any hazardous substances at, to, from or under any property or facility currently or formerly owned, leased or operated by any Acquired Company.

(f) No Acquired Company and, with respect to the Assets, neither Seller, any of its Affiliates nor any other Person, has entered into, or is subject to, any outstanding or unresolved incident of non-compliance (INC), order, judgment or decree, or other directive of any Governmental Body, or settlement or agreement with any Person that (i) is based on any alleged violation of or liability under any Environmental Laws or (ii) relates to the future ownership, lease, operation or use of any Assets and/or requires any change in the present condition or operation of any Assets.

(g) Notwithstanding anything to the contrary in this Section 3.12 or elsewhere in this Agreement, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury, drilling fluids and chemicals, and produced waters and Hydrocarbons in or on the Properties or Equipment in quantities reasonably customary and typical for oilfield operations in the areas in which the Properties and Equipment are located. The representation and warranty in this Section 3.12 constitutes the only representation and warranty with respect to Environmental Laws and no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws.

Section 3.13 Equipment. The Acquired Companies own or lease all Equipment, free and clear of all Liens.

Section 3.14 Intellectual Property.

Except as set forth on Schedule 3.16, neither Seller nor any of the Acquired Companies owns any Intellectual Property related to or used in connection with the ownership or operation of the Assets that is material to Seller’s business, taken as a whole.

Section 3.15 Related Party Transactions.

(a) Neither Seller nor any Related Party of Seller (other than the Acquired Companies) holds or owns any right, title or interest in or to any of the Assets (other than through their direct or indirect ownership of the Acquired Companies). Neither Seller nor any Related Party of Seller or its Affiliates (other than the Acquired Companies) holds or owns any rights, assets and/or properties that are being used or held for use in connection with the conduct of the business of the Acquired Companies (other than through their direct or indirect ownership of the Acquired Companies).

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(b) Except as set forth on Schedule 3.17, neither of the Seller, nor any Related Party of Seller (other than an Acquired Company): (i) is party to any Contract, or (ii) has any interest, directly or indirectly in a supplier, service provider, debtor, lessor or creditor of any Acquired Company, (iii) is owed any amounts by any Acquired Company, or (d) owes any amount to any Acquired Company. Except as set forth on Schedule 3.17, there are no outstanding notes payable to, accounts receivable from or advances by any Acquired Company to, and no Acquired Company is otherwise a creditor of, Seller or any Related Party of Seller.

Section 3.16 Delivery of Hydrocarbons.Except as disclosed on Schedule 3.18, (a) none of the Acquired Companies is obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor, and (b) none of the Acquired Companies has received any payments for Hydrocarbons which are subject to refund or recoupment out of future production.

Section 3.17 Royalties. Except for the items included in the Suspended Proceeds, all material rentals, bonuses, royalties (including shut-in royalties) and other payments due with respect to the Properties that have become due and payable have been paid (limited to the Seller’s knowledge when Seller or one of its Affiliates is not the operator), or if not paid, are being contested in good faith in the normal course of business.

Section 3.18 Imbalances. Schedule 3.20, sets forth all production, pipeline, transportation or processing Imbalances existing with respect to the Assets or the Acquired Companies.

Section 3.19 Suspended Proceeds. Except as set forth on Schedule 3.21, proceeds for the sale of Hydrocarbons from the Properties are being received by the entitled parties in a timely manner and are not being held as Suspended Proceeds for any reason. Schedule 3.21 sets forth a list of all Suspended Proceeds as of the Execution Date, a description of the source of such Suspended Proceeds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are allowed.

Section 3.20 Hedges; Calls. Except as disclosed on Schedule 3.22, none of the Acquired Companies has any Hedging Transactions. None of the Acquired Companies is obligated under a call, option to purchase, or similar right to sell any portion of Hydrocarbons from the Properties.

Section 3.21 Payout Status. Schedule 3.23 contains a true, correct and complete list of the status of any “payout” balance, as of the date set forth on such schedule, for those Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 3.22 Plugging and Abandonment. Except as set forth on Schedule 3.24, to Seller’s knowledge there are no Assets where Seller was the operator:

(a) that are currently obligated to be plugged, abandoned and/or dismantled pursuant to Law or contract; or

(b) that have been plugged, shut in, temporarily abandoned, abandoned and/or dismantled but were not plugged, shut in, temporarily abandoned, abandoned and/or dismantled in compliance in all material respects with all applicable Laws and contracts.

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Section 3.23 Bonds. Schedule 3.25 sets forth all bonds, letters of credit, guarantees and other forms of financial assurance posted or provided by or on behalf of the Acquired Companies with or to any Governmental Body or third Person with respect to the Assets.

Section 3.24 Non-Consent Operations. Except as set forth on Schedule 3.26, as of the date hereof, no operations are being conducted or have been conducted on the Properties with respect to which Seller or any of the Acquired Companies have elected to be a non-consenting party under the applicable operating agreement.

Section 3.25 Wells. Except as set forth on Schedule 3.27:

(a) Exhibit A-1 is a true, correct and complete list of all Wells in which the Acquired Companies have any interest, right or title;

(b) To Seller’s knowledge, all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts and pooling or unit agreements and are otherwise in compliance with applicable Law;

(c) To Seller’s knowledge, no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws; and

(d) To Seller’ knowledge, all currently producing Wells are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and (ii), without limiting the foregoing, do not contain junk or other obstructions which could reasonably be expected to materially interfere with drilling, completion, recompletion, stimulation or other operations on, with respect to or affecting the Properties.

Section 3.26 Leases.

(a) Exhibit A is a true, correct and complete list of all Leases in which the Acquired Companies have any interest, right or title or are otherwise bound, all such Leases are in good standing, and are valid and effective, and there is not, under any such Lease or agreement, any existing event of default or, to the Seller’s knowledge, event which with notice or lapse of time, or both, would constitute a default by an Acquired Company that could reasonably be expected to materially adversely affect the ownership, exploration, development, operations or value of a Property.

(b) To Seller’s knowledge, the lessee of any Property has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to an Acquired Company’s interest in the Leases, in each case in accordance with the Leases and applicable Law.

(c) To Seller’s knowledge, Schedule 3.28(c) contains a true, correct, and complete list of all Leases that (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of an Acquired Company (other than continued production in paying quantities) on or before a date that is ninety (90) days after the Scheduled Closing Date.

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Section 3.27 Sufficiency of Assets and Equipment. Except for oilfield equipment and services that are typically obtained on a contract or rental basis, the Assets and Equipment constitute and include all of the assets necessary for the Acquired Companies operation of their business as it is currently operated.

Section 3.28 Property Expenses. Seller or the Acquired Companies have paid timely the Acquired Companies’ share of all costs and expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all Severance Costs and Taxes), attributable to the Properties.

Section 3.29 AMI. Except as set forth on Schedule 3.32, none of the Properties is subject to (or has related to it) any area of mutual interest agreement. No Property is subject to (or has related to it) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after Closing.

Section 3.30 Consents and Preferential Purchase Rights. Except as disclosed on Schedule 3.33, no Lease, Well, Asset or any Hydrocarbons produced from any of the foregoing are subject to a Consent or Preferential Purchase Right.

Section 3.31 Condemnation. There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 3.34 Economic Risk; Sophistication; Accredited Investor. The Stock Consideration is being acquired by Seller solely for the Seller’s own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Seller is able to bear the economic risk of an investment in the Stock Consideration and can afford to sustain a total loss of such investment. The Seller has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of the Stock Consideration and therefore has the capacity to protect the Seller’s own interests in connection with the Seller’s acquisition of Stock Consideration and underlying securities pursuant thereto. The Seller is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933. The Seller or its representative have had an adequate opportunity to ask questions and receive answers from the officers of the Buyer concerning, among other matters, Camber, its management, their plans for the operation of their businesses and potential additional acquisitions. The Seller acknowledges that the Seller and its representative have obtained copies of Camber’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”), each of Camber’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with or furnished to the SEC subsequent to the most recent Annual Report on Form 10-K, and represents that the Seller has had an adequate opportunity to carefully review such materials and any other information concerning Camber that the Seller deems necessary or appropriate to evaluate the merits and risks of the proposed Stock Consideration. The Seller acknowledges that the Stock Consideration being acquired by the Seller were not offered to the Seller by means of publicly disseminated advertisements or sales literature.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the Execution Date, the following:

Section 4.1 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OR IN THE CERTIFICATE OF PURCHASER TO BE DELIVERED PURSUANT TO SECTION 7.3(F), AND EXCEPT IN THE EVENT OF FRAUD (I) PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, (II) THE SELLER HAS NOT RELIED UPON, AND PURCHASER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE SELLER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE SELLER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF PURCHASER OR ANY OF ITS AFFILIATES), AND (III) PURCHASER EXPRESSLY DISCLAIMS, AND THE SELLER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO ANY OTHER MATTER THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE SELLER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, MEMBERSHIP INTEREST OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

Section 4.2 Existence and Qualification.

Purchaser is a Nevada corporation, organized, validly existing and in good standing under the Laws of the state of Nevada; and Purchaser is duly qualified to do business as a foreign company in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties.

Section 4.3 Power.

Purchaser has the full capacity, requisite power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

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Section 4.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity.

Section 4.5 No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the limited liability company agreement, bylaws, limited partnership agreement or other governing or charter documents of Purchaser, (ii) provided necessary consents and approvals are obtained, result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Purchaser is a party or which affects Purchaser’s assets, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (iv) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser.

Section 4.6 Liability for Brokers’ Fees.

Neither Purchaser nor any Affiliate of Purchaser has incurred any obligation or entered into any agreement for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby for which Seller, any of its Affiliates or any Acquired Company has (or will have) any liability.

Section 4.7 Litigation.

As of the Execution Date, there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before (or that would be before) any Governmental Body or arbitrator against Purchaser or any Affiliate of Purchaser which may impair Purchaser’s ability to perform its obligations under this Agreement if such actions, suits or proceedings are determined adversely.

Section 4.8 Independent Investigation.

Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (i) in making the decision to enter into this Agreement, it has completed and relied solely upon the representations and warranties in this Agreement and its own independent investigation, verification, analysis and evaluation of the Purchased Interests, the Acquired Companies, and the Assets and the judgment and advice of its own legal, land, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants, and (ii) except for the express representations, warranties, covenants and remedies provided in this Agreement, Purchaser is acquiring the Purchased Interests, the Acquired Companies, and the Assets on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants or statements of Seller in entering into this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit Purchaser’s remedies for fraud.

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Section 4.9 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 4.10 Consents.

Except for the consents required as expressly set out in this Agreement, and for consents and approvals for the assignment of the Purchased Interests to Purchaser that are customarily and lawfully obtained after the assignment of properties similar to the Purchased Interests, there are no consents, approvals or restrictions on assignment applicable to Purchaser that Purchaser is obligated to obtain or furnish in order to consummate the purchase of the Purchased Interests contemplated by this Agreement and perform and observe the covenants and obligations of Purchaser hereunder.

Section 4.11 Investor Status.

The Purchased Interests are being acquired by Purchaser for investment purposes only, for Purchaser’s own account and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The Purchaser can bear the economic risks attributable to ownership of the Purchased Interests. Further, Purchaser acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or foreign securities laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws. The Purchaser understands and acknowledges that neither the Securities and Exchange Commission nor any state or federal agency has passed upon the Purchased Interests or made any finding or determination as to the fairness of an investment in the Purchased Interests or the accuracy or adequacy of the disclosures made to the Purchaser.

Section 4.12 Knowledgeable Company.

The Purchaser is engaged on an ongoing basis in the oil and gas exploration and production business. The Purchaser has such knowledge and experience in financial and business matters that it is fully capable of evaluating the merits and risks associated with the acquisition of the Purchased Interests.

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Section 4.13 Breach on Date Hereof.

As of the date of this Agreement, Purchaser has no knowledge of any fact that would constitute a material breach by Seller that would serve to substantially adversely affect any representation, warranty or covenant of Seller contained in this Agreement.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1 Access.

Seller will give, and will cause the Acquired Companies to give, Purchaser and its representatives access to Seller’s and its Affiliates’ offices, Assets and the Records in Seller’s or any of the Acquired Companies’ possession or control, including the right to copy the Records at Purchaser’s expense, for the purpose of conducting an investigation of the Acquired Companies and the Assets. Such access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Acquired Companies and the Assets. All information obtained by and access granted to the Company and its representatives under this Section 5.1 shall be subject to the terms of Section 5.5 and Section 5.12.

Section 5.2 Government Reviews.

Each Party shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate for such Party to consummate the transactions contemplated hereby, and (b) provide such information as the other Party may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 5.3 Notification of Breaches.

Until the Closing,

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

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If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be fully cured by the Closing (or, if the Closing has not occurred, by the Termination Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 5.4 Operation of Business.

Except as set forth on Schedule5.4, and except as otherwise consented to in writing by Purchaser, until the Closing, Seller shall not, and Seller shall cause the Acquired Companies not to (i) commit to any single operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of One Hundred Thousand Dollars and No/100 ($100,000.00) (net to the Acquired Company’s interest) or make any capital expenditures related to the Assets in excess of One Hundred Thousand Dollars ($100,000) (net to the Acquired Company’s interest), (ii) terminate, materially amend, execute or extend any material agreements affecting the Assets or the Acquired Companies, including Material Contracts or any contract that would be a Material Contract if entered into as of the date hereof, or waive any material rights thereunder, (iii) fail to maintain current insurance coverage on the Assets and the business of the Acquired Companies in the amounts and of the types presently in force, (iv) transfer, farmout, sell, hypothecate, encumber, create any Lien on, or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business consistent with past practices, (v) plug and abandon any Well or abandon and remove any other equipment or fixtures included in the Assets; (vi) initiate any Proceedings before any Governmental Body pertaining to any of the Assets or the Acquired Companies or settle or compromise any Proceeding by or against any of the Acquired Companies or the Assets, (vii) create, incur or assume any Debt or guarantee any such Debt or make any loan to any Person, except as expressly provided for in this Agreement, (viii) enter into any Hedging Transaction, (ix) make any Debt or equity investment in any other Person or acquire by merger or consolidation or purchase of equity interests or other interests any corporation, partnership, association or any other business organization or division thereof, (x) fail to maintain or operate the Assets or the Acquired Companies in the ordinary course of business consistent with past practice, (xi) acquire any material assets or properties that would otherwise constitute Assets of the Acquired Companies, (xii) (A) increase the compensation or benefits payable or to become payable or potentially payable to any of the managers, directors, officers, employees or consultants of the Acquired Companies, (B) pay or agree to pay to any manager, director, officer or employee, whether past or present, any pension, retirement allowance, or other employee benefit not required by an Employee Benefit Plan existing on the date of this Agreement, (C) enter into any new, or materially amend any existing, employment, consulting, bonus, retention, change of control or severance contract with any manager, director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract with any labor union or Employee Benefit Plan that was not in existence prior to the date of this Agreement, or amend any Employee Benefit Plan if such amendment would have the effect of enhancing any benefits thereunder, or (E) transfer the employment of any employee of an Acquired Company or hire or engage any Person to be an employee or independent contractor of any Acquired Company or terminate the employment or service relationship of any employee or independent contractor of any Acquired Company, other than where such hiring or termination is in the ordinary course of business, (xiii) change any of the material accounting principles, methods, policies or practices used by the Acquired Companies, (xiv) change, make or rescind any election with respect to Taxes, change its Tax year or other Tax reporting principle or policy, change any method of accounting for Tax purposes, file any amended material Tax Return, consent to any extension or waiver of the limitations period applicable to the assessment or collection of any Taxes, or enter into any closing agreements or settle, resolve, or otherwise dispose of any material Proceeding relating to Taxes (other than the timely payment of Taxes in the ordinary course of business), (xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company, (xvi) issue, grant, repurchase or redeem, or transfer, sell, pledge, dispose of, encumber or grant rights with respect to Purchased Interests or other equity securities of any Acquired Company, (xvii) change or amend the organizational documents of any Acquired Company, (xviii) make any declaration, set aside for payment or pay any dividends or make any distributions (other than dividends and distributions paid by Acquired Companies to other Acquired Companies and dividends that do not cause the Acquired Companies’ consolidated balance of Cash to be less than the Required Cash Amount), and (xix) commit to do any act prohibited by the foregoing clauses (i)-(xviii). In the event of an emergency, Seller may cause an Acquired Company to take or consent to such action as a prudent operator, or non-operator as the case may be, would take and shall notify the Purchaser of such action promptly thereafter. However, except for emergency action that must be taken in the face of serious risk to life, property, or the environment, Seller has no obligation to cause an Acquired Company to undertake any actions with respect to the Assets that are not required in the course of the normal operation of the Assets consistent with past practices.

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Purchaser acknowledges that an Acquired Company may own an undivided interest in certain of the Assets and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with the Acquired Company shall not constitute a violation of the provisions of this Article 5 nor shall any action required by a vote of working interest owners constitute such a violation so long as the Acquired Company has voted its interest in a manner consistent with the provisions of this Article 5.

Section 5.5 Indemnity Regarding Access.

Purchaser, on behalf of itself and the Purchaser Indemnitees, hereby releases and agrees to indemnify, defend and hold harmless all Seller Indemnitees from and against any and all claims, liabilities, losses, costs and expenses (including court costs, expert fees and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to access to the Assets and the Records by the Purchaser Indemnitees prior to the Closing, and other related activities or information prior to the Closing by Purchaser Indemnitees, EVEN IF CAUSED IN WHOLE OR IN PART FROM THE CONDITION OF THE ASSETS AND/OR THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE.

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Section 5.6 Tax Matters.

(a) Pre-Closing Tax Returns. Except as otherwise provided in Section 5.6(b), Seller shall prepare or cause to be prepared all Tax Returns required to be filed by the Acquired Companies after the Closing Date for all Pre-Closing Tax Periods (“Pre-Closing Tax Returns”). Each such Pre-Closing Tax Return shall be prepared on a basis consistent with past practice of the Acquired Companies except to the extent otherwise required by Law. Seller shall provide the Purchaser with a copy of any such Pre-Closing Tax Return a reasonable number of days prior to the due date for the filing of such Pre-Closing Tax Return (such reasonable period to be not less than thirty (30) days in the case of an income Tax Return) for the Purchaser’s review and reasonable comment. Seller will consider such comments in good faith and will provide such Pre-Closing Tax Return, including any such revisions as the Seller approves, to Purchaser at least three (3) Business Days prior to the due date for the filing of the return. Purchaser will cause such Pre-Closing Tax Return (as revised by the Seller) to be timely filed by the Acquired Companies.

(b) Straddle Tax Period Tax Returns. Purchaser shall prepare or cause to be prepared all Tax Returns required to be filed by the Acquired Companies for all Straddle Periods (“Straddle Tax Returns”). Such Straddle Tax Returns shall be prepared on a basis consistent with past practice of the Acquired Companies except to the extent otherwise required by Law. Purchaser shall provide Seller with a copy of any such Straddle Tax Return a reasonable number of days prior to the due date for the filing of such Pre-Closing Tax Return (such reasonable period to be not less than thirty (30) days in the case of an income Tax Return) for Seller’s review and reasonable comment. Purchaser will consider such comments in good faith. Purchaser will cause such Straddle Tax Return (including such revisions as Purchaser approves) to be timely filed and will cause the Acquired Companies to timely pay all Taxes shown as due and payable on such Straddle Tax Return. Purchaser will provide a copy of such Straddle Tax Returns, as filed, to Seller.

(c) Seller will pay or promptly reimburse Purchaser or the Acquired Companies (as applicable) for all Seller Taxes. “Seller Taxes” means any and all (i) Taxes imposed on each of the Acquired Companies, or for which it may otherwise be liable, with respect to (A) any Pre-Closing Tax Period or (B) the portion of any Straddle Period ending prior to the Effective Time (determined in accordance with Section 5.6(d)); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor thereof) is or was a member on or prior to the Effective Time by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law; or (iii) Taxes of any other Person for which the any of the Acquired Companies is or has been liable as a transferee or successor, by contract or otherwise on or prior to the Effective Time. Purchaser will pay or promptly reimburse Seller for all Taxes imposed on the Acquired Companies that are not Seller Taxes.

(d) For purposes of determining Seller Taxes with respect to any Straddle Period of the Acquired Companies, the portion of any Tax for such Straddle Period that is attributable to the portion of such Straddle Period ending prior to the Effective Time shall be:

(i) With respect to Taxes that are (A) Income Taxes, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (“Property Taxes”) or (C) imposed on specific transactions, including payroll taxes, deemed equal to the amount that would be payable if the Taxable year of the Acquired Companies ended with (and included) the Effective Time; provided, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated in proportion to the number of days and any portion of a day in such period prior to and including the Effective Time;

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(ii) With respect to Property Taxes that are attributable to the severance or production of Hydrocarbons, deemed equal to the amount of Property Taxes attributable to severance or production occurring on or prior to the Effective Time; and

(iii) With respect to Property Taxes that are ad valorem, real property, personal property or other Property Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days and any portion of a day in the portion of the period ending on the Effective Time and the denominator of which is the number of calendar days in the entire period. For purposes of this Section 5.6(d)(iii), ad valorem and real property Taxes assessed for a particular time period shall be deemed “attributable” to such time period, even if such assessment is valued based upon production or other data for prior tax periods.

(e) In connection with the preparation of Tax Returns pursuant to this Section 5.6, audit examinations, any administrative or judicial Proceedings, or the satisfaction of any accounting or Tax requirements relating to the Tax liabilities imposed on any of the Acquired Companies for a Pre-Closing Tax Period or Straddle Period, the Purchaser, on the one hand, and Seller, on the other hand, will cooperate fully with each other, including but not limited to furnishing or making available (during normal business hours), within thirty (30) days of a request, records, personnel (as reasonably required), books of account, or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes. Notwithstanding the above, the control and conduct of any legal or administrative Proceedings concerning any Taxes that is a Third Party Claim shall be governed by Section 9.2.

Section 5.7 Affiliate Contracts; Intercompany Liabilities.

(a) At Closing, unless the Purchaser otherwise elects in writing, Seller shall cause to be terminated (at no cost to the Acquired Companies) all contracts between an Acquired Company, on the one hand, and Seller or an Affiliate of Seller (other than an Acquired Company), on the other.

(b) Seller will cause all Debt and other liabilities between Seller or its Related Parties (other than the Acquired Companies) on the one hand and the Acquired Companies on the other hand, to be discharged prior to Closing, except for the Stock Consideration and as otherwise expressly provided for in this Agreement. For the avoidance of doubt, any discharge or forgiveness of debt income shall be allocated to the Pre-Closing Tax Period and shall be deemed a Seller Tax for purposes of this Agreement.

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Section 5.8 Replacement of Bonds, Letters of Credit and Guarantees.

The Parties acknowledge that the collateral posted by any of the Acquired Companies with respect to bonds or letters of credit posted by Seller or any Acquired Company with Governmental Bodies and relating to the Assets will have to be replaced by the Purchaser on or following Closing.

Section 5.9 Cooperation with Financial Statements.

(a) Seller shall provide reasonable assistance and cooperation to Purchaser in connection with the obligations of Purchaser to prepare and file with the Securities and Exchange Commission (“SEC”) the financial information (including any statement of revenues and direct operating expense) of the Acquired Companies (the “Required Financial Statements”) required to be included by Purchaser in its current and periodic reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Item 9.01 of Form 8-K, and in registration statements and prospectus supplements filed under the Securities Act of 1933, as amended (the “Securities Act”) by providing to Purchaser the relevant financial statements and records, documents and information that is available to Seller regarding the Acquired Companies and their respective Affiliates, and requesting any auditor of the Acquired Companies or Seller (or another mutually agreed upon public accounting firm) to provide such customary reviews, reports, consents, comfort letters and documents that may be required or reasonably necessary in connection therewith; and providing to Purchaser’s employees and independent accountants such access, information and records as they may reasonably request for purposes of the foregoing; provided, however, that in no case shall Seller be required to deliver any reports, documents or other information outside that which Seller prepares (or causes to be prepared) in the ordinary course of business consistent with past practice; provided, further, that, Purchaser shall reimburse all fees and expenses incurred by Seller in connection with the preparation of any such reports, documents or other information.

(b) Seller shall execute and deliver or cause to be executed and delivered to Purchaser’s auditors and accountants such certifications and/or representation letters, in form and substance as is reasonably requested by the Purchaser, with respect to the Required Financial Statements, as applicable.

(c) For a period of twelve (12) months after Closing, if requested by Purchaser, Seller shall use its commercially reasonable efforts to provide Purchaser with any information available to Seller that is reasonably requested by Purchaser relating to the Seller’s ownership of the Purchased Interests, the Acquired Companies or the assets of the Acquired Companies during the Seller’s ownership thereof, in each case, to the extent such information is required to be included in any SEC filings. Purchaser shall reimburse all fees and expenses incurred by Seller in connection with such requests.

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Section 5.10 Delivery and Maintenance of Records.

(a) Seller, at Purchaser’s cost, shall use reasonable efforts to deliver the Records in Seller’s possession or control to Purchaser or its designee at the Closing.

(b) Purchaser, for a period of four (4) years following the Closing, will (i) retain the Records in accordance with normal practices, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access to the Records relating prior to the Closing Date during normal business hours and upon prior written notice to the Purchaser, for review and copying at Seller’s expense for tax purposes or for purposes of defending any Third Party Claim made under Article 9 of this Agreement, and (iii) provide Seller, its Affiliates, and its and their officers, employees and legal counsel with reasonable access, during normal business hours and upon prior written notice to the Purchaser, to materials received or produced after Closing relating to any Third Party Claim for indemnification made under Article 9 of this Agreement for review and copying at Seller’s expense (excluding, however, for purpose of this Section 5.10(b), (x) attorney work product and communications protected by attorney-client privilege and prepared with respect to any such claim being brought by Purchaser, and (y) information subject to a legal restriction or an applicable confidentiality restriction in favor of third Persons).

Section 5.11 No Solicitation. Prior to the Closing or earlier termination of this Agreement, Seller shall not, nor permit its Affiliates (including the Acquired Companies) or its representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a substantial portion of the Assets or the Purchased Interests, whether by merger, consolidation, business combination, purchase or sale of equity interests or other securities, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the this Agreement (an “Alternative Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Alternative Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the Assets or Acquired Companies in connection with an Alternative Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing with respect to an Alternative Transaction. Upon the execution of this Agreement, Seller shall, and shall cause its Affiliates and its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Alternative Transaction. Seller shall, and shall cause their Affiliates (including the Acquired Companies) to, promptly, and not later than 24 hours after receipt of such proposal, notify Purchaser in writing if any proposal for an Alternative Transaction is received by Seller or their respective Affiliates (including the Acquired Companies), and such notice shall include the terms, parties to and documentation delivered in connection with any such proposed Alternative Transaction.

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Section 5.12 Confidentiality. From and after the Execution Date, each Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Assets and Acquired Companies and the transactions contemplated by this Agreement, except: (a) as required by applicable securities laws or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (b) to the extent that a Party can show that such information (i) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective representatives; or (ii) is lawfully acquired by such Party, any of its Affiliates or their respective representatives from and after the date of this Agreement from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Party or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and may disclose, without liability, only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.13 Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party hereto for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 5.14 Notification of Breaches.

Until the Closing,

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller or Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller or Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser or Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser or Seller prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 7.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 5.17 Disclosure Schedules. Within ten (10) Business Days after the satisfaction or waiver of the conditions set out in Subsection 6.1(a) of this Agreement, the Seller shall prepare and deliver to Buyer each Disclosure Schedule or diligence item that was not provided at execution of this Agreement, which shall include all information necessary to make the representations and warranties of the Seller contained in this Agreement accurate as of the date hereof and the Closing Date.

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ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing, or such earlier date if otherwise stipulated herein, of each of the following conditions:

(a) Purchaser’s Series C Preferred Stock, Warrants and Debt. The Parties shall have received within ten (10) Business Days of the Execution of this Agreement, the following on terms satisfactory to each Party:

(i) acknowledgement from Discover Growth Fund, LLC (“Discover”) that the Purchaser is not in default under any Promissory Notes, General Security Agreements and/or Security & Pledge Agreements executed by the Purchaser in favor of Discover;

(ii) agreement from Discover that the exercise price associated with any warrants issued by the Purchaser in favor of Discover will not be adjusted or reset as a result of this Agreement or the issuance of the Stock Consideration;

(iii) acknowledgement from Antilles Family Office, LLC (“Antilles”) that the Purchaser is not in default under any Securities Purchase Agreements or other agreements between the Purchaser and Antilles, or under any Certificate of Designation(s) with respect to any securities held by Antilles in the capital of the Purchaser;

(iv) agreement from Antilles that the exercise price associated with any warrants issued by the Purchaser in favor of Antilles will not be adjusted or reset as a result of this Agreement or the issuance of the Stock Consideration;

(v) agreement from Antilles that the number of Common Shares associated with Antilles’ previous conversions of Series C Convertible Preferred Stock of the Purchaser is one million three hundred thiry six thousand one hundred forty three (1,336,143) as of the date of this Agreement and that such number will never increase but rather only decrease following the issuance to Antilles of shares of common stock pursuant to Delivery Notices issued by Antilles to the Purchaser;

(vi) agreement from Antilles that the number of underlying Common Shares associated with its remaining two hundred seventy (270) shares of Series C Convertible Preferred Stock of the Purchaser will not exceed one million nine hundred three thousand nine hudnrd sixteen (1,903,916), representing, for the purposes of calculating the Conversion Premium associated with such preferred stock, a low VWAP of tweny cents ($0.20)/share prior to the stock split recently effected by the Purchaser;

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(b) No Defaults on Closing. The Purchaser shall not be in default under any Promissory Notes, General Security Agreements, Security & Pledge Agreements, or any other loan or security documents to which it is a party.

(c) Purchaser’s Series G Preferred Stock. None of the outstanding shares of Series G Preferred Stock of the Purchaser shall have been converted, and the Purchaser shall have redeemed all of such outstanding Series G Preferred Stock.

(d) Representations. (i) The Fundamental Representations of Purchaser shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects;

(e) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(f) Pending Litigation. No suit, action or other Proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(g) Deliveries. Purchaser shall have delivered (or be ready, willing and able to deliver) to Seller the Stock Consideration (in the amount determined pursuant to Section 1.5(b)), and the other documents and certificates to be delivered by Purchaser under Section 7.3; and

(h) Payment. Purchaser shall be ready, willing and able to pay the Cash Consideration, as adjusted pursuant to Section 1.5(b).

(i) Due Diligence. The Seller shall have completed its due diligence investigation of the Purchaser, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

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(j) Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Purchased Interests as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that Seller can terminate Agreement at any time and forever be discharged for any and all liabilities and obligations under the terms of this Agreement, if Seller, in its sole discretion determines sale of Purchased Interests does not qualify as an Exchange, or, alternatively, the Seller may elect to change the structure of this transaction to an “asset” sale subject to the Purchaser and/or Acquired Companies obtaining all applicable consents and approvals required in connection with an asset sale. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k) 1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000 37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Purchased Interests under applicable Law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Either Party electing to treat the acquisition or sale of the Purchased Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

(k) Agreement with Existing Operator. The Acquired Companies shall have entered into an agreement with the existing operator of the Assets with respect to ongoing operations, on terms and conditions satisfactory to each of the Purchaser, Seller and the existing operator.

(l) Increase in Authorized Capital. Camber shall have taken such steps so at to increase its authorized capital to facilitate the issuance of the underlying common shares associated with the Stock Consideration.

Section 6.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The Fundamental Representations and the representation and warranty in clause (ii) of Section 3.6(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) all other representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date), provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects;

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(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d) Deliveries. Seller shall have delivered (or be ready, willing and able to deliver) to Purchaser the documents and certificates to be delivered by Seller under Section 7.2;

(e) No Material Adverse Effect. No event, fact or circumstance shall have occurred prior to the Closing that would constitute a Material Adverse Effect;

(f) New Loan. The New Loan Documents shall have been executed and delivered by all required parties, and the New Lender shall have advanced the applicable loan proceeds;

(g) Due Diligence. The Purchaser shall have completed its due diligence investigation of the Acquired Companies and the Assets, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation. Without limiting the generality of the foregoing, the Purchaser shall have obtained and be satisfied with: (a) an independent Estimate of Reserves and Future Revenue to Purchased Companies’ Interest in the Assets; (b) a Phase 1 Environmental Report with respect to the Assets.

(h) Approvals. The Purchaser shall have obtained approval of this Agreement and the transactions contemplated hereby from: (i) the Board of Directors of the Purchaser; (ii) if required, the shareholders of the Purchaser; and (iii) any other third party whose consent or approval is required pursuant to any agreements or laws to which the Purchaser is a party or subject, as applicable.

(i) Agreement with Existing Operator. The Acquired Companies shall have entered into an agreement with the existing operator of the Assets with respect to ongoing operations, on terms and conditions satisfactory to each of the Purchaser, Seller and the existing operator.

(j) Increase in Authorized Capital. Camber shall have received approval to increase its authorized capital to facilitate the issuance of the underlying common shares associated with the Stock Consideration.

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ARTICLE 7

CLOSING

Section 7.1 Time and Place of Closing.

(a) If the conditions in Article 6 have been satisfied or waived by the Party entitled to satisfaction or waiver thereof (other than the conditions to be satisfied by deliveries at Closing), the transaction as contemplated by this Agreement shall be consummated (the “Closing”) by electronic exchange of documents as Seller and Purchaser shall agree), at 10:00 A.M. local time, on (i) March 1, 2023 (the “Scheduled Closing Date”) or (ii) if all conditions in Article 6 to be satisfied prior to Closing have not yet been satisfied or waived by such date, on the date following such satisfaction or waiver which Purchaser or Seller specifies to the other upon at least three (3) Business Days’ advance notice (or the earlier of such dates if each Party specifies a date by such notice), subject to the rights of the Parties under Article 8.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 7.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) the Assignment duly executed by Seller;

(b) a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller in such authorized officer’s capacity as an officer of Seller that: (i) the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied; (ii) true and complete copies of all Organizational Documents of the Acquired Companies are attached thereto; (iii) true and complete copies of all resolutions adopted by the Seller authorizing the execution, delivery and performance of this Agreement and the other documents in connection herewith by Seller are attached thereto; (iv) the names of the officers of Seller authorized to execute on its behalf this Agreement and the other documents in connection therewith; (v) true and complete copies of certificates as of a recent date from the applicable secretary of the state of formation and each other State in which each of the Seller and Acquired Companies conducts business evidencing that Seller, and such Acquired Companies, each is in good standing in such States, as applicable, are attached thereto; and (vi) true and complete copies of all of the Acquired Companies’ bank statements as of the Closing Date, together with a complete and accurate schedule of all checks outstanding as of the Closing Date attached thereto;

(c) an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(d) releases of Liens, other than Permitted Encumbrances, evidencing the discharge and removal of all Liens on any Assets of the Acquired Companies and the Purchased Interests;

(e) a release, in the form attached hereto as Exhibit F executed by Seller;

(f) written resignations and release of claims to fees or expenses, in the form attached hereto as Exhibit G (the “Resignation Letters”), duly executed by of each of the officers and directors/managers of the Acquired Companies listed on Schedule 7.2(g);

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(g) the consents listed on Schedule 7.2(h), which consents shall be satisfactory in form and substance to Purchaser; and

(h) such other documents and certificates required to be delivered by Seller pursuant to the express terms of this Agreement.

Section 7.3 Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) the Cash Consideration, as adjusted pursuant to Section 1.5(b), by wire transfer to the account(s) designated by the Seller and in the Pro Rata Portions;

(b) executed counterparts to the New Loan, duly executed by the Acquired Companies and the New Lender;

(c) the Stock Consideration (in the amount determined pursuant to Section 1.5(b));

(d) the Assignment, duly executed by Purchaser;

(e) such other documents and certificates required to be delivered by Purchaser pursuant to the express terms of this Agreement; and

(f) a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser in such authorized officer’s capacity as an officer of the Purchaser that the conditions set forth in Section 6.1(a) and Section 6.1(d) have been satisfied.

Section 7.4 Post-Closing Purchase Price Adjustments.

(a) Adjusted Purchase Price. As used in this Agreement, “Adjusted Purchase Price” means: (i) the Closing Payment, in the amount as adjusted pursuant to Section 1.5(b), minus (ii) the Title Defect Amount, plus (iii) the Title Benefit Amount, plus (iv) the amount, if any, by which the Adjusted Closing Payment exceeds the Closing Payment, less (v) the amount, if any, by which the Closing Payment exceeds the Adjusted Closing Payment, in each case as the Title Defect Amount and Title Benefit Amount, have been finally determined or as agreed upon pursuant to Section 2.4.

(b) Post-Closing Statement. As soon as reasonably practicable after the final determination of the Title Defect Amount and any Title Benefit Amount but no later than ninety (90) days from the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Post-Closing Statement”) which shall contain:

(i) a balance sheet of the Acquired Companies on a consolidated basis as of the Effective Time (without giving effect to the transactions contemplated herein);

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(ii) Purchaser’s good faith calculation of the Purchase Price, adjusted for the net effect of all reductions and increases pursuant to Section 1.5(a), plus or minus an additional amount representing interest as if any such increase or decrease, respectively, accrued interest between the Effective Time and Closing Date at the Agreed Interest Rate ( the “Adjusted Closing Payment”); and

(iii) Purchaser’s good faith calculation of the Adjusted Purchase Price.

The Adjusted Closing Payment shall be based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in Section 1.5(a).

(c) Examination Period. After receipt of the Post-Closing Statement, Seller shall have thirty calendar days (the “Review Period”) to review the Post-Closing Statement and the calculation of the Adjusted Purchase Price and the Adjusted Closing Payment. During the Review Period, Seller shall have reasonable access during normal business hours to the books and records of the Purchaser, the personnel of, and work papers prepared by, Purchaser, and to such historical financial information (to the extent in Purchaser’s possession) to the extent that they relate to the calculation of the Adjusted Purchase Price and the Adjusted Closing Payment as Seller may reasonably request for the purpose of reviewing such calculation, provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Acquired Companies.

(d) As soon as reasonably practicable but not later than the last day of the Review Period, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes be made to the Post-Closing Statement in reasonable detail, setting forth Seller’s objections to the Adjusted Purchase Price or Adjusted Closing Payment, as applicable, and indicating each disputed item or amount and the basis for Seller’s disagreements therewith (the “Objection Statement”). For the avoidance of doubt, the Seller may not object under this Section 7.4to the Title Defect Amount and Title Benefit Amount as finally determined pursuant to Section 2.4(g). If Seller fails to deliver the Objection Statement before the expiration of the Review Period, the Post-Closing Statement, and Purchaser’s calculation of each of the Adjusted Purchase Price and Adjusted Closing Payment shall be deemed to have been accepted by Seller. Any item or amount not objected to in the Objection Statement delivered by Seller shall also be deemed to have been accepted by Seller.

(e) If Seller delivers the Objection Statement on or before the expiration date of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within fifteen calendar days after the delivery of the Objection Statement (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Statement, Adjusted Purchase Price and Adjusted Closing Payment with such changes as may have been agreed in writing by Purchaser and Seller, shall be final and binding.

(f) If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Objection Statement before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an accounting firm jointly selected by the Seller and the Purchaser (the “Independent Accountant”) or, if the Independent Accountant is unable to serve, Purchaser and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any corresponding adjustments to the Adjusted Purchase Price and/or Adjusted Closing Payment, as applicable. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant resolution of each Disputed Amount must be within the range of values assigned to each such item by Purchaser in the Post-Closing Statement and by Seller in the Objection Statement. Each Party shall each bear its own fees and other costs, and the fees and expenses of the Independent Accountant shall be allocated between Purchaser and Seller in the same proportion that the aggregate amount of unsuccessfully Disputed Amounts submitted by each such Party (as finally determined by the Independent Accountant) bears to the total amount of Disputed Amounts so submitted.

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(g) Within ten (10) days after the date on which the Parties or the Independent Accountant, as applicable, finally determine the Disputed Amounts, (i) if the Adjusted Purchase Price exceeds the Closing Payment (the amount of such excess, the “Post-Closing Increase Adjustment”), then the balance under the Stock Consideration shall by written amendment to the Stock Consideration duly executed by the Parties, be increased by the amount of the Post-Closing Increase Adjustment, together with an amount equal to interest as if the Post-Closing Increase Adjustment accrued interest from the Effective Time at the Agreed Interest Rate; (ii) if the Adjusted Purchase Price is less than the Closing Payment (the amount of such deficiency, the “Post-Closing Decrease Adjustment”), then Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, together with an amount equal to interest as if the Post-Closing Decrease Adjustment accrued interest from the Effective Time at the Agreed Interest Rate, and (iii) if the Adjusted Purchase Price equals the Closing Payment, then no additional amount shall be due to any Party with respect to this Section 7.4. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

(h) Any payments or adjustments made pursuant to this Section 7.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE 8

TERMINATION

Section 8.1 Termination.

Subject to Section 8.2, this Agreement may be terminated: (i) at any time prior to Closing by the mutual prior written consent of Seller and Purchaser; (ii) by Seller or Purchaser if Closing has not occurred on or before fifteen (15) days after the Scheduled Closing Date (the “Termination Date”); (iii) by Purchaser if any condition set forth in Section 6.2 becomes incapable of being satisfied or (iv) by Seller if: (a) any condition set forth in Subsection 6.1(a) is not satisfied within the required timeframe; or (b) any other condition set forth in Section 6.1 becomes incapable of being satisfied; provided, however, that termination under clauses (ii), (iii) or (iv) shall not be effective until the Party electing to terminate has delivered five (5) days’ prior written notice to the other Party of its election to so terminate. Notwithstanding the foregoing, if a Party’s failure to perform or observe any of its covenants or obligations under this Agreement has been the cause of, or shall have resulted in, the failure of Closing to occur on or prior to the Termination Date because the conditions to the other Party’s obligation to perform at Closing in Article 6 have not been satisfied, the defaulting Party shall not be entitled to exercise any right of termination under this Section 8.1.

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Section 8.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, except as set forth in this Section 8.2, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.2(f), Section 4.6, Section 5.5, Section 5.12, Section 10.2, Section 10.4, Section 10.5, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10, Section 10.11, Section 10.12, Section 10.13, Section 10.14, Section 10.15, Section 10.16, Section 1.1 and Section 10.17, all of which shall continue in full force and effect in accordance with their terms) and Seller shall be free immediately to enjoy all rights of ownership of the Acquired Companies and to sell, transfer, encumber or otherwise dispose of the Purchased Interests to any Person without any restriction under this Agreement. Notwithstanding the preceding sentence, the termination of this Agreement under Section 8.1 shall not relieve any Party from liability to the other Party at Law or in equity for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, however; UNDER NO CIRCUMSTANCES SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR LIABILITIES ARISING OUT OF ANY ACTUAL, ALLEGED OR INTENTIONAL BREACH OF THIS AGREEMENT, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY TO THIS AGREEMENT THEREFOR.

ARTICLE 9

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 9.1 Assumption and Indemnification.

(a) Without limiting Purchaser’s rights to indemnity under this Article 9, the Parties acknowledge and agree that the Acquired Companies, from and after Closing, will retain all of their respective obligations and liabilities, known or unknown, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time.

(b) Except for Damages for which Seller is required to indemnify Purchaser Indemnitees under Section 9.1(c), from and after Closing, Purchaser shall indemnify, defend and hold harmless Seller Indemnitees from and against all Damages incurred or suffered by Seller Indemnitees:

(i) caused by, arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements to be performed after the Closing; and

(ii) caused by, arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 7.3(f).

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(iii) caused by, arising out of or resulting from any claims or actions asserted by Persons (including Governmental Bodies) with respect to (1) any condition affecting any Asset that violates or requires remediation under Environmental Law, (2) any operations conducted on such Asset that violate any Environmental Law or (3) any remediation required for an Asset under any Environmental Law, in each case attributable to periods of time after the Effective Time.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES OR ANY INDEMNIFIED PERSON.

(c) From and after Closing, the Members shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnitees from and against all Damages incurred or suffered by Purchaser Indemnitees (the “Seller Indemnity Obligations”):

(i) caused by, arising out of or resulting from any breach asserted during the applicable survival period of any of Seller’s covenants or agreements contained in this Agreement to be performed after the Closing;

(ii) caused by, arising out of or resulting from any breach asserted during the applicable survival period of any representation or warranty made by Seller contained in Article 3 of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 7.2(b);

(iii) caused by, arising out of or resulting from the Retained Liabilities;

(iv) caused by, arising out of or resulting from : (A) any Property that has been transferred to Seller in accordance with Section 2.4(c)(ii), and (B) any Casualty Assets that have been transferred to the Seller pursuant to Section 2.5;

(v) caused by, arising out of or resulting from any Seller Taxes;

(vi) caused by, arising out of the Excluded Entities;

(vii) caused by, arising out of or resulting from any Debt of the Acquired Companies as of the Closing Date that was not paid at Closing, other than the New Loan; and

(viii) caused by, arising out of or resulting from any Transaction Costs.

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(d) Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Section 1.5, Section 5.5, Section 7.4, and Section 1.1 from and after Closing this Section 9.1 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the representations and warranties contained in Article 3 and Article 4, the covenants and agreements contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by the Parties at Closing pursuant to Sections7.2(b) or 7.3(f), as applicable. Except for the remedies contained in this Section 9.1 and for the rights of the Parties under Section 1.5, Section 5.5, Section 7.4, and Section 1.1, from and after Closing, Purchaser (on behalf of itself, each of the other Purchaser Indemnitees and their respective insurers and successors in interest) and Seller (on behalf of itself, each of the Seller Indemnitees and their respective insurers and successors in interest) each releases, remises and forever discharges the Seller Indemnitees or the Purchaser Indemnitees, as applicable, from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets or the Acquired Companies, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any person who is an Affiliate of Seller (other than the Acquired Companies), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall relieve a Party from liability, or limit a Party’s remedies, for actual fraud.

(e) “Damages”, for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that no Purchaser Indemnitee or Seller Indemnitee shall be entitled to indemnification under this Section 9.1 for (i) Damages to the extent resulting from or increased by the actions or omissions of any Purchaser Indemnitee or Seller Indemnitee, respectively, after the Closing Date, or (ii) Damages that constitute special, exemplary, punitive, indirect or consequential damages (other than special, exemplary, punitive, indirect or consequential damages claimed by third parties).

(f) Notwithstanding any other provision of this Agreement or a document to be delivered hereto to the contrary, any claim for indemnity to which a Seller Indemnitee or Purchaser Indemnitee is entitled must be asserted by and through Seller or Purchaser, as applicable.

(g) The amount of any Damages for which an Indemnified Party is entitled to indemnity under Article 9 shall be reduced by the amount of insurance proceeds actually realized by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information reasonably sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment as reduced by realized insurance proceeds in accordance with this Agreement. An Indemnified Party shall use commercially reasonable efforts to mitigate damages in respect of any Damages for which it is seeking indemnification and shall use commercially reasonable efforts to avoid costs or expenses associated with such Damages and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

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(h) The right to indemnification payment, reimbursement or other remedy based upon any such representation, warranty, covenant or obligation will not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant or obligation.

(i) The liability of Seller for indemnification pursuant to this Article 9 shall be a joint and several liability of the Members.

Section 9.2 Indemnification Actions.

All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a) For purposes of this Article 9, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article 9, subject to Section 9.1(f).

(b) To make a claim for indemnification under Article 9, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 9.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 9.2 shall not relieve the Indemnifying Party of its obligations under Section 9.1 except to the extent such failure materially adversely affects the Indemnifying Party’s ability to obtain resolution of the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have fifteen (15) calendar days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such fifteen (15) calendar day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Damages in respect of such claim for indemnification. The failure to provide notice to the Indemnified Party shall be deemed to be denial of liability, except as may be provided in a subsequent notice from the Indemnifying Party to the Indemnified Party.

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(d) If the Indemnifying Party admits its liability to indemnify, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost of the Indemnifying Party, in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its sole cost without any right of reimbursement, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.2(d). Irrespective of whether the Indemnified Party elects to participate in contesting a Third Party Claim subject to this Section 9.2(d) in accordance with the foregoing sentence, the Indemnifying Party at its sole cost and expense shall provide to the Indemnified Party the following information with respect to the Third Party Claim: all filings made by any party; all written communications exchanged between any parties to the extent available to the Indemnifying Party and not subject to a restriction on disclosure to the Indemnified Party; and all orders, opinions, rulings or motions. The Indemnifying Party shall deliver the foregoing items to the Indemnified Party promptly after they become available to the Indemnifying Party. An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages paid by the Indemnifying Party or covered fully by the indemnity).

(e) If the Indemnifying Party does not admit its liability to indemnify or admits its liability but fails to diligently prosecute or settle the Third Party Claim in accordance with Section 9.2(d), then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed payment or settlement, whether whole or partial, and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim or portion thereof and (ii) if liability is so admitted, approve, in its reasonable judgment, the proposed payment or settlement. If Indemnifying Party fails to respond and admit in writing its liability during such ten (10) day period, the Indemnifying Party will be deemed to have admitted liability and approved such proposed payment or settlement.

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(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure or remedy the Damages complained of (if capable of being cured), (ii) admit its liability to indemnify for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured or remedied the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed the claim for such Damages.

(g) Purchaser shall have the right, as a method of recovery by Purchaser Indemnitees for indemnifiable Damages pursuant to this Article 9 to offset against and reduce the outstanding balance of the Stock Consideration until such time as the amount the outstanding balance under the Stock Consideration has been reduced to zero.

Section 9.3 Limitation on Actions.

(a) All representations and warranties of Seller contained herein shall survive for a period of twelve (12) months after the Closing Date and expire thereafter; provided, however, (1) that the representations and warranties of Seller contained in Section 3.9 shall survive until the expiration of the applicable statute of limitations period, (2) the representations and warranties of Seller contained in Section 3.12 shall survive for a period of 18 months after the Closing Date, and (3) the Seller’s Fundamental Representations shall survive for a period of two (2) years after the Closing Date. All representations and warranties of Purchaser contained herein shall survive for a period of twelve (12) months; provided, however, that the Purchaser’s Fundamental Representations shall for a period of two (2) years after the Closing Date. The covenants and other agreements of Seller and Purchaser set forth in this Agreement to be performed on or before Closing shall expire upon the Closing and each other covenant and agreement of Seller and Purchaser shall survive the Closing until fully performed in accordance with its terms and expire thereafter. The affirmations of representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section7.2(b) and Section7.3(f), as applicable, shall survive the Closing as to each representation, warranty covenant and agreement so affirmed for the same period of time that the specific representation, warranty, covenant or agreement survives the Closing pursuant to this Section 9.3, and shall expire thereafter. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.

(b) The indemnities in Section 9.1(b) and Section 9.1(c) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, except for the adjustments to the Purchase Price under Section 1.5(b) and Section 7.4 and any payments in respect thereof:

(i) Seller shall not be required to indemnify any Person underSection 9.1(c)(ii), and Purchaser shall not be liable to indemnify any Person under Section 9.1(b)(ii), for any individual liability, loss, cost, expense, claim, award or judgment that does not exceed One Hundred Fifty Thousand Dollars and No/100 ($150,000.00);

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(ii) Subject to Section 9.3(c)(i), Seller shall not have any liability for indemnification under Section 9.1(c)(ii), and Purchaser shall not have any liability for indemnification under Section 9.1(b)(ii), until and unless the aggregate amount of the liability for all Damages for which Claim Notices pursuant to Section 9.1(c)(ii) or Section 9.1(b)(ii) are timely delivered by Purchaser or Seller, respectively, exceeds a deductible amount equal to one and a half percent (1.5%) of the Purchase Price (the “Indemnity Deductible”), after which point the Purchaser (or Purchaser Indemnitees) or Seller (or Seller Indemnitees) shall be entitled to claim Damages pursuant to Section 9.1(c)(ii) and Section 9.1(b)(ii), respectively, in excess of the Indemnity Deductible; and

(iii) Seller shall not be required to indemnify Purchaser and Purchaser Indemnitees, and Purchaser shall not be required to indemnify Seller and Seller Indemnitees, for aggregate Damages pursuant Section 9.1(c)(ii) and Section 9.1(b)(ii), respectively, in excess of thirty percent (30%) of the Purchase Price; provided, however, that Seller shall not be required to indemnify Purchaser and Purchaser Indemnitees for aggregate Damages caused by, arising out of or resulting from any breach any representation or warranty made by Seller contained in Section 3.14 of this Agreement in excess of twenty percent (20%) of the Purchase Price.

Notwithstanding the foregoing, the limitations set forth in Section 9.3(c)(i), Section 9.3(c)(ii) and Section 9.3(c)(iii) shall not apply to breaches of Fundamental Representations, the related representations and warranties in the certificate delivered by Seller at Closing pursuant to Section 7.2(b) or the certificate delivered by the Purchaser at Closing pursuant to Section 7.3(f), or to any Damages arising out of or based on fraud. Neither Party shall be required to indemnify the other Party for aggregate Damages in excess of the Purchase Price, except for Damages arising out of or based on fraud.

Section 9.4 Waiver of Trade Practices Acts.

(a) It is the intention of the Parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41 et seq., of the Texas Business and Commerce Code, as amended (the “Acts”). As such, Purchaser hereby waives the applicability of the Acts to this transaction and any and all duties, rights or remedies that might be imposed by the Acts, whether such duties, rights and remedies are applied directly by the Acts itself or indirectly in connection with other statutes. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use and not for personal, family, and household purposes; that Purchaser has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that Purchaser is not in a significantly disparate bargaining position with Seller.

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(b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the Acts and this waiver of the Acts. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the Acts.

(c) Compliance with Express Negligence Test. THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT, OR SOLE, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OR AGENT THEREOF, IT BEING THE PARTIES’ INTENTION THAT DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR THE OFFICERS, DIRECTORS, OR EMPLOYEES OR AGENTS THEREOF NOT BE COVERED BY THE INDEMNIFICATIONS IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

Section 9.5 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other Parties to this Agreement.

Section 10.2 Notice.

All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Seller:	P.O. Box 835 Pinehurst, Texas 77362 Attention: April Hammel T. 281.356.7767 | F. 281.252.0575

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If to Purchaser:	Camber Energy, Inc. 15915 Katy Freeway, Suite 450 Houston, TX 77094 Attention: James A. Doris T. 281.404.4387 | F. 713.820.6611

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given (i) when transmitted to the Party to which such notice is addressed by confirmed facsimile transmission, or (ii) at the time of receipt by the Party to which such notice is addressed. Notwithstanding the foregoing, delivery by Seller or Purchaser (as applicable) of a Title Defect Notice, Title Benefit Notice or Closing Statement or Post-Closing Statement, or a response to any of the foregoing, shall be deemed to have been duly given to the other Party when (i) transmitted via electronic mail to the address(es) of the representative(s) of such Party named above that were previously furnished to the delivering Party, and (ii) the delivering Party has provided notice to the other Party of such electronic mail pursuant to the previous sentence.

Section 10.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees. Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated by this Agreement (the “Transfer Taxes”). The Purchaser will determine, and Seller agrees to cooperate with the Purchaser in determining Transfer Taxes, if any, that are due in connection with the sale of the Purchased Interests, and the Purchaser agrees to pay any such tax to the applicable taxing authority when due. Seller shall cooperate with the Purchaser in connection with establishing any applicable exemption to such Transfer Taxes and in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including exemption certificates). If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, the Purchaser will timely furnish to the Seller such certificate or evidence.

Section 10.4 Expenses

Except as provided in Section 10.3, all expenses incurred by Seller or, prior to Closing, the Acquired Companies in connection with or related to the authorization, preparation or execution of this Agreement, the Assignment delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller or, prior to Closing, the Acquired Companies and all Transaction Costs, shall be borne solely and entirely by Seller, and all such fees and expenses incurred by the Purchaser shall be borne solely and entirely by the Purchaser.

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Section 10.5 Governing Law and Venue.

This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of Law that would direct the application of the Law of another jurisdiction. The jurisdiction for all legal actions which arise (or are filed) which relate to, or concern, the interpretation of the terms and provisions of this Agreement and any actions and operations authorized, required or permitted under this Agreement is in the District Courts of Harris County, Texas, and the venue for any action brought under this Agreement is in Harris County, Texas.

Section 10.6 Jurisdiction; Waiver of Jury Trial.

Each Party consents to personal jurisdiction in any action brought in the United States federal courts located within Harris County, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Harris County, Texas) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the determination of a Title Defect Amount or Title Benefit Amount pursuant to Section 2.4(g), or the determination of THE ADJUSTED PURCHASE PRICE OR Adjusted closing payment pursuant to Section 7.4(f) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division (or, if jurisdiction is not available in the United States District Court for the Southern District of Texas, Houston Division, then exclusively in the state courts located in Harris, County, Texas). The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement. in addition, each party irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action in the respective jurisdictions referenced in this section.

Section 10.7 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 10.8 Waivers.

Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Except as expressly provided in this Agreement, the failure of any Party to assert any of its rights under this Agreement shall not constitute a waiver of any such rights.

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Section 10.9 Assignment.

No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void provided that, subject to the Stock Consideration and the New Loan and the restrictions on assignment contained therein (i) the Purchaser may assign its rights to acquire the Purchased Interests at Closing to an Affiliate of the Purchaser and (ii) the Purchaser may collaterally assign any of its rights under this Agreement to its lenders, in either case so long as the Purchaser remains liable for its duties and obligations hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Party from selling or disposing of an interest in the Assets after Closing to another Person, subject to the other terms of this Agreement and all applicable agreements, instruments, obligations, covenants and burdens binding on the Assets, provided that such sale or disposition shall not relieve the selling or disposing Party of any covenant or obligation under this Agreement or any document or instrument delivered hereunder.

Section 10.10 Entire Agreement.

This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.11 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by both Parties.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 10.12 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Article 9.

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Section 10.13 Public Announcements.

Prior to Closing, the Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement, relating to the subject matter of this Agreement shall be issued or made by Seller or Purchaser, or their respective Affiliates, without the joint written approval of Seller and Purchaser, each of which may withhold its approval in its sole discretion; provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations or applicable debt instruments and provided it is limited to those disclosures that are required to so comply and a Party may make without joint approval corrective disclosures of previously disclosed information. Notwithstanding the foregoing, this Section 10.13 shall not restrict either Party from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Purchased Interests or of the operation of the Assets.

Section 10.14 Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 10.15 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) References to $ or Dollars means United States Dollars.

(f) Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(g) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(h) If the date specified in this Agreement for giving notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

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Section 10.16 Construction.

Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 10.17 Limitation on Damages.

Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates OR INDEMNITEES shall be entitled to either punitive, SPECIAL, INDIRECT or consequential damages in connection with this Agreement and the transactions contemplated hereby and each of Purchaser and Seller, for itself and on behalf of its Affiliates AND INDEMNITEES, hereby expressly waives any right to punitive, SPECIAL, INDIRECT or consequential damages in connection with this Agreement and the transactions contemplated hereby, except to the extent an Indemnified Party is required to pay punitive, SPECIAL, INDIRECT or consequential damages to a third PERSON that is not an Indemnified Party. For the avoidance of doubt, as used in this Agreement, “consequential damages” shall mean only those remote or speculative damages that do not directly arise from the breach of representation, warranty or covenant.

ARTICLE 11

DEFINITIONS

“Acquired Companies” and “Acquired Company” has the meaning set forth in the recitals of this Agreement.

“Acts” has the meaning set forth in Section 9.4(a).

“Adjusted Closing Payment” has the meaning set forth in Section 7.4(b)(ii).

“Adjusted Purchase Price” has the meaning set forth in Section 7.4(a).

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, the Acquired Companies shall be considered Affiliates of Seller, and from and after Closing, the Acquired Companies shall be considered Affiliates of Purchaser and not Seller.

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“Affiliate Contracts” has the meaning set forth in the definition of “Material Contracts”.

“Agreed Interest Rate” shall mean simple interest computed at the rate of the prime interest rate as published in the Wall Street Journal

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 1.7.

“Alternative Transaction” has the meaning set forth in Section 5.11.

“Assets” means all of the Acquired Companies’ right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the Leases, Lands, Wells, Units, Properties, Equipment, Contracts, Surface Contracts and Records.

“Assignment” means the document which transfers the Purchased Interests, a form of which is attached as Exhibit D.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays for which banking institutions in the State of Texas are open for normal business hours.

“Cash” means, as of the relevant date, all cash and cash equivalents of the Acquired Companies less outstanding checks of the Acquired Companies, determined in accordance with COPAS standards and GAAP. “Cash” shall not include any Suspended Proceeds.

“Cash Amount” N/A.

“Cash Consideration” has the meaning set forth in Section 1.2.

“Casualty Assets” has the meaning set forth in Section 2.6.

“Claim Notice” has the meaning set forth in Section 9.2(b).

“Closing” has the meaning set forth in Section 7.1(a).

“Closing Date” has the meaning set forth in Section 7.1(b).

“Closing Operational Adjustment” has the meaning set forth in Section 1.5(b).

“Closing Statement” has the meaning set forth in Section 1.4(a).

“Closing Payment” has the meaning set forth in Section 1.4(a).

“Code” has the meaning set forth in Section 1.7.

“Consent” means any approval, waiver or right to consent required to be obtained from a third party in connection with an assignment, offer, transfer, conveyance, change of control, or other similar transactions, that, if not obtained or waived in connection with the transactions contemplated by this Agreement, would result in an obligation to pay liquidated damages or a termination, Lien, charge or encumbrance on the Acquired Company’s title to an Asset, Property, Well or Contract.

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“Contracts” means all contracts, agreements and instruments (whether written or oral) by which the Assets or the Acquired Companies are bound, or to which the Assets or Acquired Companies are subject, but in each case only to the extent applicable to the Assets or the Acquired Companies, including those agreements and instruments identified on Exhibit B. The term “Contracts” excludes the Leases and the Surface Contracts.

“Control(s)” means the ability to, directly or indirectly, direct, manage or dictate the actions of, or determine the management of the entity in question by any method, including without limitation, by the election of the Board of Directors or other governing body of such entity, by having the ability to exercise control over a majority number of members of such governing body or through Ownership of, or the exercise of voting or consensual rights with respect to, the common stock, voting securities or other interests held in such entity.

“COPAS” means the Council of Petroleum Accountants Society standards using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Acquired Companies’ Financial Statements for the most recent fiscal year end.

“Current Assets” means the sum of all Cash, accounts receivables, inventories, prepaid expenses, and other current assets of the Acquired Companies as of the relevant date as determined in accordance with COPAS standards and GAAP, except that “Current Assets” shall not include (i) Income Tax assets, (ii) an amount of Cash equal to the Required Cash Amount, and (iii) accounts receivable having an age of more than 120 days as of the relevant date; provided, that if any such accounts receivable having an age of more than 120 days are collected at any time after the Closing Date, “Current Assets” shall not be reduced by the amount of such accounts receivable.

“Current Liabilities” means the sum of (x) all accounts payable, accrued expenses, and other current liabilities of the Acquired Companies as of the relevant date plus (y) all Severance Costs (whether incurred before, on or after the relevant date), as determined in accordance with COPAS standards and GAAP, except that “Current Liabilities” shall not include (i) Income Tax liabilities, (ii) Debt, (iii) asset retirement obligations, (iv) obligations to pay or distribute Suspended Proceeds or (v) Transaction Costs.

“Damages” has the meaning set forth in Section 9.1(e).

“Debt” means, of any Person at any date and without duplication, (i) all indebtedness of such Person for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including loans, deferred consideration for the purchase of assets, ownership interests, businesses or other property or services (other than deferred consideration for the purchase of assets, ownership interests, businesses or other property or services) and any lease obligations that are required to be capitalized under GAAP, (ii) any other indebtedness of such Person which is evidenced by a bond (other than surety, performance, bid, appeal and other similar types of bonds), promissory note, debenture or similar instrument (including a deed of trust or mortgage given in connection with the acquisition of, or exchange for, any property or assets), (iii) all indebtedness of the type referred to in the clauses (i) or (ii) of third Persons guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation, contingent or otherwise, including but not limited to bank debt, bank fees, shareholder debt and vendor debt, that is substantially the economic equivalent of a guarantee, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing, (iv) capital obligations and leases, (v) obligations for deferred purchase price of assets, properties or services, (vi) all obligations under facilities for the discount or sale of accounts receivable, (vii) all obligations required to be classified as long term liabilities under GAAP, (viii) all obligations for reworking operations incurred prior to the Effective Time, and (ix) any amendment, renewal, extension, revision or refunding of any of the foregoing Debt. Debt shall be determined without taking into account the transactions taking place on the Closing Date pursuant to the terms of this Agreement; provided that “Debt” shall not include any asset retirement obligations.

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“Defect Deductible” has the meaning set forth in Section 2.4(h).

“Defensible Title” has the meaning set forth in Section 2.2(a).

“Disputed Amounts” has the meaning set forth in Section 7.4(f).

“Effective Time” has the meaning set forth in Section 1.3(a).

“Environmental Laws” means all Laws addressing pollution or protection of the environment or natural resources, or with respect to exposure to hazardous substances, worker or public health, including Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629 (“TSCA”); the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all regulations implementing the foregoing. Notwithstanding the foregoing, the phrase “violation of Environmental Laws” and words of similar import used in the Agreement shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws. The phrase does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Body.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), corrective action costs (including costs of pollution control equipment), Damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities or obligations (i) arising under any Environmental Law which is attributable to the ownership or operation of the Assets, or (ii) resulting from any Proceeding by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any actual or alleged violation of or remediation obligation under any Environmental Law or release or threatened release of, exposure to, hazardous substances to the extent attributable to the operations of the Acquired Companies or the ownership, lease or operation of the Assets, provided that Environmental Liabilities excludes any of the foregoing liabilities to the extent caused by or relating to NORM or otherwise disclosed in any Schedule.

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“Equipment” means all equipment, machinery, fixtures and other tangible personal property and improvements and used or held for use in connection with the operation of the Assets, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities.

“Exchange Act” has the meaning set forth in Section 5.9(a).

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Family Member” means with respect to a Person, any spouse, any natural or adoptive sibling or any spouse thereof, and any lineal ascendant or descendant (natural or adoptive) of any of the foregoing.

“Financial Statements” means (a) audited financial statements in respect of the Acquired Companies on a consolidated basis for a periods ending December 31, 2015 and December 31, 2016 and (b) the Interim Balance Sheet, together with the related consolidated statements of operations, stockholder’s equity and cash flows for the periods then ended, including in each case the notes thereto, together with the reports thereon.

“FLSA” means the Fair Labor Standards Act and the regulations promulgated thereunder, as amended.

“Fundamental Representations” means, with respect to Seller, the representations and warranties in Section 3.2(a), Section 3.2(b), Section 3.2(c)(i), Section 3.2(d), Section 3.2(f), Section 3.2(i), Section 3.3(a), Section 3.3(b), Section 3.3(c)(i), and Section 3.4, with respect to the Purchaser, the representations and warranties in Section 4.2, Section 4.3, Section 4.4, Section 4.5(i), and Section 4.6.

“GAAP” means United States generally accepted accounting principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Acquired Companies’ Financial Statements for the most recent fiscal year end.

“Governmental Authorizations” means any approval, authorization, grant of authority, consent, order, qualification, permit, water right (including water withdrawal, storage, discharge, treatment, injection and disposal rights), license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Body.

“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

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“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, including scrubber liquid inventory and ethane, propane, isobutene, nor-butane and gasoline inventories (excluding tank bottoms), and sulphur and other minerals extracted from or produced from the foregoing hydrocarbons.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Taxes” means any income, franchise and similar Taxes.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Indemnitee” means a Purchaser Indemnitee or Seller Indemnitee, as applicable.

“Indemnity Deductible” has the meaning set forth in Section 9.3(c)(ii).

“Independent Accountant” has the meaning set forth in Section 7.4(f).

“Individual Defect Threshold” has the meaning set forth in Section 2.4(h).

“Initial Member” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means all of the following: (i) trademarks (including recipe names), trade names, trade dress, service marks, logos and business names together with all registrations and renewals thereof and applications for registration therefor; (ii) copyrights (including publications, website content, digital images and photographs), copyright registrations and renewals thereof, recordings, mask works and mask work registrations, and applications therefor and all other rights corresponding thereto; (iii) inventions (whether or not patented or patentable), patent applications, patents, and all reissues, divisions, renewals, extensions, continuations, continuations in part, and revisions thereof, and improvements thereto; (iv) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Internet addresses, sites, online business processes, social media accounts and content, and domain names and (v) rights of publicity and commercial exploitation.

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“Interim Balance Sheet” N/A.

“Interim Balance Sheet Date” N/A.

“Lands” means the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith.

“Laws” means all laws (including common law) statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” means all of the oil and gas leases; oil, gas and mineral leases; subleases and other leaseholds; carried interests; mineral fee interests; overriding royalty interests; reversionary rights, farmout rights; options; and other properties and interests described on Exhibit A.

“Lien” means any lien, mortgage, privilege, security agreement, pledge, charge, or encumbrance of any kind. The term “Lien” shall not include any of the encumbrances created by the New Loan or the New Loan Documents.

“Like-Kind Exchange” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means any event, fact or circumstance, that, individually or taken as a whole, has or could reasonably be expected to result in any adverse effect on the business, assets, ownership, operation, prospects, financial condition, liquidity, or value of the Acquired Companies, which is material to the ownership, operation or value of the Acquired Companies, taken as a whole, or that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Body to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated by Closing at Seller’s expense, but only insofar as the items in this provision do not disproportionately affect the Acquired Companies as compared to the oil and gas industry in the United States.

“Material Contract” means:

(a) each Contract that involves performance of services (other than as an employee) or delivery of goods or materials by or to Seller or any Acquired Company of an amount or value in excess of One Hundred Thousand Dollars and No/100 ($100,000.00) determined on an annual basis, net to the interest of Seller or any Acquired Company;

(b) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller or any Acquired Company in excess of $100,000 determined on an annual basis, net to the interest of Seller or any Acquired Company;

(c) each joint venture, partnership and other Contract (however titled) involving a sharing of profits, losses, costs or liabilities by Seller or any Acquired Company with any other Person and Contracts providing for commissions based on sales or purchases of or by Seller or any Acquired Company;

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(d) each Contract containing covenants that in any way purport to restrict the business activity of Seller or any Acquired Company or any Affiliate of Seller or any such Acquired Company or limit the freedom of Seller or any Acquired Company or any Affiliate of Seller or any Acquired Company to engage in any line of business or to compete with any Person;

(e) all area of mutual interest, farmout, farmin, development agreements or similar Contracts under which Seller or any of the Acquired Companies has any remaining performance obligations;

(f) all joint operating agreements, unit agreements or similar Contracts under which Seller or any of the Acquired Companies has any remaining performance obligations

(g) all Contracts that concern the purchase and sale, exchange, marketing, gathering, transportation, compression, processing or treating of Hydrocarbons or similar Contracts relating to or included in the Properties that are operated by Seller or an Acquired Company and that are (i) not terminable without penalty on 30 or less days’ notice or (ii) can be reasonably expected to result in aggregate monthly revenues to Seller or the Acquired Companies of more than One Hundred Thousand Dollars and No/100 ($100,000.00) net to the interest of Seller or the Acquired Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year;

(h) all leases (other than a Lease) under which Seller or any Acquired Company is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by Seller or such Acquired Company without penalty or payment upon sixty or less days’ notice or (ii) involves an annual base rental of more than One Hundred Thousand Dollars and No/100 ($100,000.00);

(i) all Contracts (other than the organizational documents of Seller or the Acquired Companies) granting any Person registration, purchase or sale rights with respect to any Membership Interests or other equity securities of Seller or any of the Acquired Companies;

(j) all Debt, bonds, letters of credit, guaranties and similar instruments issued by, or evidencing any Debt of, any Acquired Company, and required by contract or applicable Law to be posted or otherwise tendered in order to own and/or operate any of the Assets;

(k) all Contracts of each Acquired Company relating to the employment or engagement of any Person that cannot be terminated at the will of the Acquired Company that is a party to such Contract without liability to such Acquired Company;

(l) any Contract or commitment to which Seller or any Acquired Company is a party or is bound containing Consent requirement or Preferential Purchase Right;

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(m) any Contract between Seller or an Affiliate of Seller (other than the Acquired Companies) and any Acquired Company (“Affiliate Contracts”);

(n) all seismic or geophysical Contracts;

(o) any contract the expiration or termination of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and is not of a type otherwise required to be disclosed;

(p) all Contracts that provide for the indemnification of a third party or any Person by the Acquired Companies or the assumption of any Tax or Environmental Liability; and

(q) each written amendment, supplement and modification in respect of any of the foregoing.

“Membership Interests” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Membership Interest Equivalents.

“Membership Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Membership Interest at the time of issuance or upon the passage of time or occurrence of some future event, and all contractual arrangements giving any Person a right to receive benefits or exercise rights similar to those enjoyed by or accruing to the holder of any Membership Interest.

“Net Revenue Interest” has the meaning set forth in Section 2.2(a)(i).

“New Loan” means that proposed loan from one or more lenders (“New Lender”) to the Acquired Companies to facilitate payment of the cash portion of the Purchase Price due on the Closing Date.

“New Loan Documents” means that certain Loan Agreement (or equivalent) by and among the Acquired Companies and the New Lender, along with other documents in connection with the New Loan.

“NORM” means naturally occurring radioactive material.

“Objection Notice” has the meaning set forth in Section 2.4(g).

“Objection Statement” has the meaning set forth in Section 7.4(d).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations shareholders agreement, or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

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“Ownership” means direct or indirect rights in, or legal title to, greater than fifty percent of (i) the outstanding common stock or voting securities, (ii) equity interests, (iii) economic interests, (iv) voting power, (v) management, or (vi) interest in profits.

“PAH” has the meaning set forth in the recitals of this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 2.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Post-Closing Decrease Adjustment” has the meaning set forth in Section 7.4(g).

“Post-Closing Increase Adjustment” has the meaning set forth in Section 7.4(g).

“Post-Closing Statement” has the meaning set forth in Section 7.4(b).

“Preferential Purchase Rights” means any option, right of first refusal, or preferential rights to purchase that would result in a payment of a liquidated damages or a termination of the Acquired Company’s title to an Asset, Property, Well or Contract if not obtained in connection with this Transaction, and any other third-party purchase rights, which are applicable to the transactions contemplated by this Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Time.

“Pre-Closing Tax Return” has the meaning set forth in Section 5.6(a).

“Pro Rata Portion” with respect to any member, means the percentage set forth on Schedule 1.

“Proceedings” means all proceeding, litigation, actions, claims, suits, investigations, demands, notices and written inquiries by or before any arbitrator or Governmental Body.

“Properties” and “Property” means the Units, together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells.

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“Property Costs” has the meaning set forth in Section 1.3(c).

“Property Taxes” has the meaning set forth in Section 5.6(d)(i).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchased Interests” has the meaning set forth in the recitals of this Agreement.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnitees” means Purchaser, its Affiliates (including the Acquired Companies after the Closing), and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Purchaser or its Affiliates.

“Records” means all lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; and files and all other books, records, data, files, maps and company and accounting records to the extent related to the Acquired Companies or the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding: records relating to the offer, negotiation or consummation of the sale of the Purchased Interests.

“Related Party” means any Person in which a specified Person owns any material economic interest, and any other Affiliate or Family Member of such specified Person.

“Required Financial Statements” has the meaning set forth in Section 5.9(a).

“Resignation Letters” has the meaning set forth in Section 7.2(f).

“Resolution Period” has the meaning set forth in Section 7.4(e).

“Restricted Period” has the meaning set forth in Section 1.1(a).

“Retained Liabilities” means all obligations and liabilities, known or unknown, caused by, arising out of or resulting from:

(a) any Current Liabilities or Debt outstanding as of the Closing Date;

(b) Except to the extent constituting Suspended Proceeds, all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons attributable to production from the Assets prior to the Closing;

(c) personal injury or death or property damage relating to events occurring prior to the Closing;

(d) offsite disposal of hazardous substances attributable to the operation of the Acquired Companies or the Assets occurring prior to the Closing; and

(e) all Damages arising out of, relating to or resulting from:

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(1) the employment, engagement or termination by Seller or its Affiliates (including, prior to the Closing, the Acquired Companies) of employees or other service providers prior to the Closing; and

(2) any employee benefit plan sponsored, maintained or contributed to at any time by Seller, any of its Affiliates (including, prior to the Closing, the Acquired Companies) or any of their respective ERISA Affiliates prior to the Closing; and/or

(f) the Excluded Entities.

“Review Period” has the meaning set forth in Section 7.4(c).

“Scheduled Closing Date” has the meaning set forth in Section 7.1(a).

“Securities Act” has the meaning set forth in Section 5.9(a).

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Indemnitees” shall mean Seller, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Seller or its Affiliates.

“Seller Indemnity Obligations” has the meaning set forth in Section 9.1(c).

“Seller Taxes” has the meaning set forth in Section 5.6(c).

“Severance Costs” means any costs payable or reimbursable by any Acquired Company in connection with or relating to the termination or retention of employment or service of any employee or other service provider of the Acquired Companies or their Affiliates on, prior to or in connection with the Closing (including any retention payments, severance, notice, pay in lieu of notice, or termination payments and benefits and any related Social Security, Medicare, state disability, unemployment and similar Taxes with respect thereto).

“Straddle Period” means any Tax period that begins on or before the Effective Time and ends after the Effective Time.

“Straddle Tax Returns” has the meaning set forth in Section 5.6(b).

“Surface Contracts” means all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Properties.

“Suspended Proceeds” has the meaning set forth in Section 1.1.

“Tax Returns” has the meaning set forth in Section 3.9(a).

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

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“Termination Date” has the meaning set forth in Section 8.1.

“Third Party Claim” has the meaning set forth in Section 9.2(b).

“Title Arbitrator” has the meaning set forth in Section 2.4(g).

“Title Benefit” has the meaning set forth in Section 2.2(b).

“Title Benefit Amount” has the meaning set forth in Section 2.4(f).

“Title Benefit Notice” has the meaning set forth in Section 2.4(b).

“Title Benefit Property” has the meaning set forth in Section 2.4(b).

“Title Claim Date” has the meaning set forth in Section 2.4(a).

“Title Defect” has the meaning set forth in Section 2.2(c).

“Title Defect Amount” has the meaning set forth in Section 2.4(e).

“Title Defect Notice” has the meaning set forth in Section 2.4(a).

“Title Defect Property” has the meaning set forth in Section 2.4(a).

“Transaction Costs” means all fees and expenses that have been incurred by Seller or the Acquired Companies prior to Closing in connection with the sale of the Acquired Companies and/or the consummation of transactions contemplated by this Agreement, including, without limitation, brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby. Transaction Costs shall include the unpaid fees and expenses of the Seller’s and the Acquired Companies’ financial and legal advisors (if any).

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Units” means any pools or units which include any portion of the Lands or all or a part of any Leases or any Wells.

“Wells” means all oil, gas, water, CO2, disposal or injection wells located on the Lands, whether producing, shut-in, plugged or abandoned, and including the wells shown on Exhibit A-1.

“Working Interest” has the meaning set forth in Section 2.2(a)(ii).

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER(S)

BROTHERS INVESTMENTS, L.L.C. LAKE BOEUF INVESTMENTS, L.L.C. BASS TMJ, L.L.C.
JAMES III INVESTMENTS, L.L.C.

By:	/s/ April Hammel
Name:	April Hammel
Title:	Secretary

PURCHASER

CAMBER ENERGY, INC.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President and Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]

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Schedule 1

Acquired Companies

(see list attached)

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All Other Exhibits & Schedules

To be delivered within the timeframe set out in Section 5.17 of this Agreement subject to the satisfaction or waiver of the conditions set out in Subsection 6.1(a).

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